Filed Pursuant to Rule 424(b)(3)
Registration No. 333-275056

Prospectus Supplement No. 1

(to prospectus dated May 2, 2024)

CONDUIT PHARMACEUTICALS INC.

8,771,470 Shares of Common Stock

16,033,000 Shares of Common Stock Underlying Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated May 2, 2024 (the “Prospectus”), which forms part of our registration statement on Form S-1 (No. 333-275056), as amended, with the information contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the Securities and Exchange Commission (“the SEC”) on May 14, 2024 (the “Quarterly Report”). Accordingly, we have attached the Quarterly Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus of an aggregate of: (a) up to 8,771,470 shares of our common stock, par value $0.0001 per share (“Common Stock”), consisting of: (i) 2,000,000 shares of Common Stock issued in a private placement (the “PIPE Financing”) pursuant to that certain Subscription Agreement dated as of September 13, 2023 (as the same may be amended from time to time, the “PIPE Subscription Agreement”); (ii) 4,015,250 shares of Common Stock held by Murphy Canyon Acquisition Sponsor, LLC (the “Sponsor”); (iii) 1,300,000 shares of Common Stock issued to A.G.P./Alliance Global Partners (“A.G.P.”) upon the completion of the Business Combination (as defined below); (iv) 395,460 shares of Common Stock issued to Cizzle Biotechnology Holdings PLC (“Cizzle”) pursuant to its exercise of an option that it held; (v) 1,015,760 shares of Common Stock issued to Vela Technologies Plc pursuant to its exercise of an option that it held; and (vi) 45,000 shares of Common Stock held by one of our current directors and certain of our former directors; and (b) up to 16,033,000 shares of Common Stock, consisting of (i) 2,000,000 shares of Common Stock issuable upon the exercise of certain warrants (the “PIPE Warrants”) issued in the PIPE Financing and having an exercise price of $11.50 per share; (ii) 54,000 shares of Common Stock issuable upon the exercise of certain warrants (the “A.G.P. Warrants”) issued to A.G.P. upon the completion of the Business Combination and having an exercise price of $11.00 per share; (iii) 754,000 shares of Common Stock issuable upon the exercise of certain warrants (the “Private Warrants”) held by the Sponsor and having an exercise price of $11.50 per share; and (iv) 13,225,000 shares of Common Stock issuable upon exercise of certain public warrants (the “Public Warrants”) having an exercise price of $11.50 that were issued in connection with Murphy Canyon Acquisition Corp.’s initial public offering.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.

You should read the Prospectus, this prospectus supplement and any additional prospectus supplement or amendment carefully before you invest in our securities. Our Common Stock and the Public Warrants are listed on The Nasdaq Global Market and The Nasdaq Capital Market, respectively, of The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “CDT” and “CDTTW”, respectively. On May 15, 2024, the last quoted sale price for our Common Stock as reported on Nasdaq was $2.97 per share.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section entitled “Risk Factors” beginning on page 7 of the Prospectus and in our other documents subsequently filed with the SEC, including the Quarterly Report.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

May 16, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2024

or

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from           to

Commission File Number 001-41245

CONDUIT PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Delaware	87-3272543
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4995 Murphy Canyon Road, Suite 300 San Diego, California 92123	92123
(Address of Principal Executive Offices)	(Zip Code

(760) 471-8536
(Registrant’s telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.0001 per share	CDT	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	CDTTW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Accelerated filer
☒ Non-accelerated filer	☒ Smaller reporting company
☒ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act): Yes ☐ No ☒

As of May 15, 2024, there were 73,829,536 shares of common stock, $0.0001 par value of the registrant issued and outstanding.

CONDUIT PHARMACEUTICALS INC.

Form 10-Q

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q (this “Quarterly Report”) for the quarterly period ended March 31, 2024 contains forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. This includes, without limitation, statements regarding the financial position and the plans and objectives of management for our future operations. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this Quarterly Report, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Factors that could materially affect our business operations and financial performance and condition include, but are not limited to, those risks and uncertainties described herein under “Item 1A. Risk Factors,” those described in our Annual Report on Form 10-K for the year ended December 31, 2023, under “Item 1A. Risk Factors,” filed with the U.S. Securities and Exchange Commission (the “SEC”). You are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. The forward-looking statements are based on information available to us as of the filing date of this Quarterly Report. Unless required by law, we do not intend to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise. You should, however, review the risk factors we describe in the reports we will file from time to time with the SEC after the date of this Quarterly Report.

This Quarterly Report may also contain market data related to our business and industry. These market data include projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may harm our business, results of operations, financial condition, and the market price of our common stock.

PART I-FINANCIAL INFORMATION

Item 1. Financial Statements.

CONDUIT PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	March 31, 2024 (unaudited)	December 31, 2023 (audited)
ASSETS
Current assets
Cash and cash equivalents	$1,844	$4,228
Prepaid expenses and other current assets	1,312	1,505
Total current assets	3,156	5,733
Operating lease right-of-use assets, net	346	-
Prepaid expenses and other long-term assets	1,415	1,491
Total assets	$4,917	$7,224
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$117	$215
Accrued expenses and other current liabilities	743	601
Convertible promissory note payable	800	800
Operating lease liability, current portion	141	-
Notes payable	183	185
Total current liabilities	1,984	1,801
Derivative warrant liability	123	142
Operating lease liability, non-current portion	171
Deferred commission payable	5,738	5,738
Total liabilities	8,016	7,681

Stockholders’ deficit
Common stock, par value $0.0001; 250,000,000 shares authorized at March 31, 2024 and December 31, 2023, respectively, 73,829,536 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	7	7
Preferred stock, par value $0.0001; 1,000,000 shares authorized at March 31, 2024 and December 31, 2023; nil shares issued and outstanding at March 31, 2024 and December 31, 2023	-	-
Additional paid-in capital	11,357	10,424
Accumulated deficit	(14,851)	(11,299)
Accumulated other comprehensive income	388	411
Total stockholders’ deficit	(3,099)	(457)
Total liabilities and stockholders’ deficit	$4,917	$7,224

The accompanying notes are an integral part of these condensed consolidated financial statements.

1

CONDUIT PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(in thousands, except share and per share amounts)

	Three Months ended March 31,
	2024	2023
Operating expenses:
Research and development expenses	$128	$-
General and administrative expenses	2,827	1,515
Total operating expenses	2,955	1,515
Operating loss	(2,955)	(1,515)
Other income (expense):
Other income (expense), net	(487)	(157)
Interest income	9	-
Interest expense	(119)	-
Total other (expense) income, net	(597)	(157)
Net loss	$(3,552)	$(1,672)
Basic and diluted earnings/(net loss) per share	$(0.05)	$(0.03)
Basic weighted-average common shares outstanding	73,829,536	64,626,430
Diluted weighted-average common shares outstanding	73,829,536	64,626,430
Comprehensive loss:
Foreign currency translation adjustment	(23)	(263)
Total comprehensive loss	$(3,575)	$(1,935)

The accompanying notes are an integral part of these condensed consolidated financial statements.

2

CONDUIT PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(unaudited)

(in thousands, except share amounts)

	Common stock		Additional paid-in	Accumulated	Accumulated other comprehensive	Total stockholders’
	Shares	Amount	capital	deficit	income	deficit

Balance at January 1, 2024	73,829,536	$7	$10,424	$(11,299)	$411	$(457)
Issuance of Warrants for lock-up	-	-	502	-	-	502
Stock-based compensation	-	-	431	-	-	431
Foreign currency translation adjustment	-	-	-	-	(23)	(23)
Net loss	-	-	-	(3,552)	-	(3,552)
Balance at March 31, 2024	73,829,536	$7	$11,357	$(14,851)	$388	$(3,099)

	Common stock		Additional paid-in	Accumulated	Accumulated other comprehensive	Total stockholders’
	Shares	Amount	capital	deficit	income	deficit

Balance at January 1, 2023	2,000	$-	$-	$(10,764)	$675	$(10,089)
Retroactive application of Merger	64,624,430	6	(6)	-	-	-
Reclassification of additional paid-in capital	-	-	6	(6)	-	-
Adjusted Balances, beginning of period	64,626,430	$6	$-	$(10,770)	$675	$(10,089)
Foreign currency translation adjustment	-	-	-	-	(263)	(263)
Net loss	-	-	-	(1,672)	-	(1,672)
Balance at March 31, 2023	64,626,430	$6	$-	$(12,442)	$412	$(12,024)

The accompanying notes are an integral part of these condensed consolidated financial statements.

3

CONDUIT PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Three Months ended March 31,
	2024	2023
Cash flows used in operating activities:
Net loss	$(3,552)	$(1,672)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on change in fair value of Cizzle option	-	(136)
Change in reserve for related party uncollectible loan	-	243
Loss on change in fair value of convertible notes payable	-	280
Unrealized foreign exchange loss	6	-
Issuance of warrants for lock-up	502	-
Gain on change in fair value of warrants	(19)
Stock-based compensation expense	431	-
Non-cash interest expense	79	5
Operating lease obligations	(25)
Amortization of financed Directors and Officers insurance	422	-
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(153)	(493)
Accounts payable	(97)	-
Accrued expenses and other liabilities	49	(196)
Net cash flows used in operating activities	(2,357)	(1,970)
Cash flows used in investing activities:
Issuance of loan - related party	-	(243)
Net cash flows used in investing activities	-	(243)
Cash flows provided by financing activities:
Proceeds from issuance of convertible notes payable, carried at fair value	-	1,434
Proceeds from issuance of convertible promissory note payable, carried at cost	-	786
Net cash flows provided by financing activities	-	2,220
Net change in cash and cash equivalents before effect of exchange rate changes	(2,357)	7
Effect of exchange rate changes on cash and cash equivalents	(27)	1
Net change in cash	(2,384)	8
Cash and cash equivalents at beginning of period	4,228	-
Cash and cash equivalents at end of period	$1,844	$8

Supplemental cash flow information:
Cash paid for interest	$80	$-

Non-cash investing and financing activities
Right-of-use assets obtained in exchange for operating lease liabilities	$350	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

4

CONDUIT PHARMACEUTICALS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of the Business, Basis of Presentation and Summary of Significant Accounting Policies

Conduit Pharmaceuticals Inc., a Delaware corporation (“Conduit” or the “Company”), is a clinical-stage specialty biopharmaceutical company that was formed to facilitate the development and commercialization of clinical assets. The Company has developed a unique business model that allows it to act as a conduit to bring clinical assets from pharmaceutical companies and develop new treatments for patients. Our novel approach addresses unmet medical needs and lengthens the intellectual property for our existing assets through cutting-edge solid-form technology and then commercializing these products with life science companies.

The Company’s current development pipeline through a relationship with St George Steet Capital (“St George Street”), a related party (see Note 12), includes a glucokinase activator, which is Phase II ready in autoimmune diseases including uveitis, Hashimoto’s Thyroiditis, preterm labor, and renal transplant rejection as well as the Company’s proprietary, patent pending, solid-form compound targeting a wide range of autoimmune diseases. The Company’s development pipeline also includes a potent, irreversible inhibitor of human Myeloperoxidase (MPO) that has the potential to treat idiopathic male infertility.

Merger Agreement

On September 22, 2023 (the “Closing Date”), a merger transaction between Conduit Pharmaceuticals Limited (“Old Conduit”), Murphy Canyon Acquisition Corp (“MURF”) and Conduit Merger Sub, Inc., a Cayman Islands exempted company and a wholly owned subsidiary of MURF (“Merger Sub”), was completed (the “Merger”, see Note 3) pursuant to the initial merger agreement dated November 8, 2022 and subsequent amendments to the merger agreement dated January 27, 2023 and May 11, 2023 (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, on the Closing Date, (i) Merger Sub merged with and into Old Conduit, with Old Conduit surviving the merger as a wholly-owned subsidiary of MURF, and (ii) MURF changed its name from Murphy Canyon Acquisition Corp. to Conduit Pharmaceuticals Inc. The common stock of the Company commenced trading on The Nasdaq Global Market under the symbol “CDT” on September 25, 2023, and the Company’s warrants commenced trading on The Nasdaq Capital Market under the symbol “CDTTW” on September 25, 2023.

The Merger was accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Under the reverse recapitalization method, MURF was treated as the acquired company for financial reporting purposes, and the accounting acquirer was assumed to have issued shares of stock for the net assets of MURF, with no goodwill or other intangible assets recorded. This determination is primarily based on the following predominant factors: (i) post-closing, the Old Conduit stockholders have a majority of the voting power of the combined company and ability to elect the members of the combined company’s Board of Directors (“Board”); (ii) the on-going operations post-merger will comprise those of Old Conduit; and (iii) all of the senior management of the combined company, except for the Chief Financial Officer, will be members of the management of Old Conduit. As a result of the Merger, MURF was renamed “Conduit Pharmaceuticals Inc.” The boards of directors of MURF and Conduit each approved the Merger.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared by the Company in accordance with U.S. GAAP as set forth by the Financial Accounting Standards Board (“FASB”) and pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”). References to U.S. GAAP issued by the FASB in these notes to the accompanying unaudited condensed consolidated financial statements are to the FASB Accounting Standards Codifications (“ASC”) and Accounting Standards Update (“ASUs”).

5

The accompanying interim unaudited condensed consolidated financial statements included in this quarterly report have been prepared in accordance with U.S. GAAP and, in the opinion of the Company, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of its financial position as of March 31, 2024, and its results of operations for the three months ended March 31, 2024 and 2023, and cash flows for the three months ended March 31, 2024 and March 31, 2023. The condensed consolidated balance sheet at December 31, 2023, was derived from the audited annual financial statements but does not contain all of the footnote disclosures from the annual financial statements.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries Conduit UK Management Ltd. (United Kingdom) and Conduit Pharmaceuticals, Ltd. (Cayman Islands). As used herein, references to the “Company” include references to Conduit Pharmaceuticals Inc. and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Liquidity and Going Concern

In accordance with Accounting Standards Codification (“ASC”) 205-40, Going Concern, the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued. Since its inception, the Company has generated significant losses and as of March 31, 2024, the Company had an accumulated deficit of $14.9 million. For the three months ended March 31, 2024 and 2023, the Company had net losses of $3.6 million and $1.7 million, respectively, and cash used in operating activities of $2.4 million and $2.0 million, respectively.

The Company completed the Merger that also included a private placement of an aggregate amount of $20.0 million of the Company’s shares of common stock (referred to as the “PIPE”). The proceeds received from the Merger and PIPE, net of transaction costs, totaled $8.5 million. On March 4, 2024, the Company received a Commitment Letter in the amount of $5 million, subject to agreement and definition documentation, from Corvus Capital, a major shareholder and related party. The facility allows for single draws of up to $500,000, and limits draw requests to $1,000,000 in any 30-day period. An interest rate of 9.5% annually will apply from the date of the advance request, and repayment is to begin in 12 equal monthly installments, commencing on April 30, 2025. As of March 31, 2024, the Company had not received any proceeds from the additional $5.0 million commitment. Despite the closing of the Merger and an additional $5.0 million commitment from a major stockholder, the Company has determined that it does not have sufficient cash and other sources of liquidity to fund its current business plans. Management believes these factors raise substantial doubt regarding the Company’s ability to continue as a going concern for at least the next 12 months from the financial statement filing date.

The Company’s expectation is to generate operating losses and negative operating cash flows in the future and will need additional funding to support its current business plan. Management’s plans to alleviate the conditions that raise substantial doubt include the pursuit of additional cash resources through public or private equity or debt financings. There is no assurance that such funding will be available when needed or on acceptable terms. If additional funding is not available when required, the Company would need to delay or curtail its operations and its research and development activities until such funding is received, all of which could have a material adverse effect on the Company and its financial condition.

These financial statements have been prepared assuming the Company will continue as a going concern and do not include adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Other Risks and Uncertainties

The Company is subject to risks common to companies in the pharmaceutical industry including, but not limited to, uncertainties related to commercialization of competitor products, regulatory approvals, dependence on key products, dependence on key customers and suppliers, and protection of intellectual property rights. Clinical assets currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval prior to commercialization. These efforts will require significant amounts of additional capital, adequate personnel, infrastructure, and extensive compliance and reporting capabilities. Even if the Company’s efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from royalties or product sales.

6

The Company relies on agreements with related parties and third parties for the purpose of developing and licensing clinical assets from St George Street and, in turn, St George Street licenses such assets from AstraZeneca. See Note 12. If there is a breach or other termination of such agreements, there could be a material adverse effect on the Company’s business, financial condition, operating results, and prospects. In addition, the Company is not a party to the license agreements between St George Street and AstraZeneca. The termination of such third-party agreements could have a material impact on or materially disrupt operations. While the Company holds its own intellectual property outside of the scope of these agreements, termination of such agreements could adversely affect the business and ability to commercialize our clinical assets.

Summary of Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents are primarily maintained with major financial institutions in the United Kingdom and Switzerland. The Company considers cash equivalents to be short-term, highly liquid investments that (a) are readily convertible into known amounts of cash, (b) are traded and held for cash management purposes, and (c) have original maturities of three months or less at the time of purchase. The Company’s Switzerland bank accounts, which hold immaterial cash balances, are uninsured, and the Company’s U.K. bank account, with a balance at March 31, 2024 of approximately £78,585 (or approximately $99,266) does not exceed the country’s deposit limit of £85,000 (approximately $108,000). The Company’s U.S. depository bank participates in the Demand Deposit Marketplace program, insuring deposits up to $10 million by sweeping amounts in excess of the $250,000 deposit insurance limit among participating banks. The Company has not experienced any losses on any accounts through the three months ended March 31, 2024.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Estimates are based on several factors including the facts and circumstances available at the time the estimates are made, historical experience, risk of loss, general economic conditions and trends, and the assessment of the probable future outcome. Actual results could differ materially from such estimates. Estimates and assumptions are reviewed periodically by management and changes in estimates are made as management becomes aware of changes in circumstances surrounding the estimates. The effects of changes are reflected in the financial statements in the period that they are determined.

Fair Value Measurements

ASC Topic 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Fair value is to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. In determining fair value, the Company used various valuation approaches. A fair value hierarchy has been established for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company.

7

Unobservable inputs reflect the Company’s assumption about the inputs that market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The fair value hierarchy is categorized into three levels, based on the inputs, as follows:

●	Level 1-Valuations based on quoted prices for identical instruments in active markets. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these instruments does not entail a significant degree of judgment.
●	Level 2- Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for either similar instruments in active markets, identical or similar instruments in markets that are not active, or model-derived valuations whose inputs or significant value drivers are observable or can be corroborated by observable market data.
●	Level 3-Valuations based on inputs that are unobservable. These valuations require significant judgment.

The Company’s Level 1 assets consist of cash and cash equivalents in the accompanying balance sheets, convertible notes payable and the value of accrued expenses and other current liabilities approximate fair value due to the short-term nature of these assets and liabilities.

As of March 31, 2024, the Company has one financial liability, a warrant liability for which the fair value is determined based on Level 2 inputs as such inputs are valued based on observable inputs other than quoted prices included in Level 1, such as quoted prices for either similar instrument in active markets. See Note 4 for further information on the Company’s financial liabilities carried at fair value.

Research and Development and Funding

Research and development expenses consist primarily of costs incurred in connection with the research and development of our clinical assets and programs. Funding expenses consist primarily of costs incurred in connection with the Company providing funding to St George Street to carry out its research and development activities. SGSC holds all licenses to conduct clinical research through third party pharmaceutical companies. The Company expenses research and development costs and intangible assets acquired that have no alternative future use as incurred. These expenses include:

●	expenses incurred under agreements with organizations that support the Company’s drug discovery and development activities;
●	expenses incurred in connection with the preclinical and clinical development of the Company’s clinical assets and programs, including under agreements with contract research organizations, or CROs;
●	costs related to contract manufacturing organizations, or CMOs, that are primarily engaged to provide drug substance and product for our clinical trials, research and development programs, as well as investigative sites and consultants that conduct the Company’s clinical trials, nonclinical studies and other scientific development services;
●	the costs of acquiring and manufacturing nonclinical and clinical trial materials, including manufacturing registration and validation batches;
●	employee-related expenses, including salaries, related benefits and equity-based compensation expense, for employees engaged in research and development functions;
●	costs related to compliance with quality and regulatory requirements;
●	payments made under third-party licensing agreements; and
●	direct and allocated costs related to facilities, information technology, personnel and other overhead.

Advance payments that we make for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. Such amounts are recognized as an expense as the goods are delivered or consumed or the related services are performed, or until it is no longer expected that the goods will be delivered, or the services rendered.

8

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related costs for personnel in executive management, finance, corporate and business development, and administrative functions. General and administrative expenses also include legal fees relating to patent and corporate matters; professional fees for accounting, auditing, tax, and administrative consulting services; insurance costs; administrative travel expenses and other operating costs.

Income Taxes

ASC Topic 740, Income Taxes, sets forth standards for financial presentation and disclosure of income tax liabilities and expense. Interest and penalties recognized have been classified in the unaudited condensed consolidated statements of operations and Comprehensive Loss as income taxes. Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and operating losses carried forward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the unaudited condensed consolidated statements of operations and Comprehensive Loss in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits of which future realization is uncertain.

In December 2023, the FASB issued ASU 2023-09, which introduces new income tax disclosure requirements. The standard is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. After reviewing the provisions of the new standard, the Company has determined that these changes will not materially affect our financial condition, results of operations, or cash flows as presented in our financial statements.

Earnings/(Net Loss) per Share Attributable to Common Stockholders

The Company calculates basic and diluted earnings/(net loss) per share under ASC Topic 260, Earnings Per Share. Basic earnings/(net loss) per share is computed by dividing the net income/(loss) by the number of weighted-average common shares outstanding for the period. Diluted earnings/(net loss) is computed by adjusting net income/(loss) based on the impact of any dilutive instruments. Diluted earnings/(net loss) per share is computed by dividing the diluted net income/(loss) by the number of weighted-average common shares outstanding for the period including the effect, if dilutive, of any instruments that can be settled in common shares. When computing diluted net income/(loss) per share, the numerator is adjusted to eliminate the effects that have been recorded in net income/(loss) (net of tax, if any) attributable to any liability-classified dilutive instruments.

Warrants

The Company determines the accounting classification of warrants as either liability or equity by first assessing whether the Warrants meet liability classification in accordance with ASC 480, Distinguishing Liabilities from Equity (“ASC 480”). Under ASC 480, a financial instrument that embodies an unconditional obligation, or a financial instrument other than an outstanding share that embodies a conditional obligation, that the issuer must or may settle by issuing a variable number of its equity shares must be classified as a liability (or an asset in some circumstances) if, at inception, the monetary value of the obligation is based solely or predominantly on any one of the following: (a) a fixed monetary amount known at inception; (b) variations in something other than the fair value of the issuer’s equity shares; or (c) variations inversely related to changes in the fair value of the issuer’s equity shares. The Company determined that the warrants should not be classified as liabilities under ASC 480.

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If financial instruments, such as the warrants, are not required to be classified as liabilities under ASC 480, the Company assesses whether such instruments are indexed to the Company’s own stock under ASC 815-40. In order for an instrument to be considered indexed to an entity’s own stock, its settlement amount must always equal the difference between the following: (a) the fair value of a fixed number of the Company’s equity shares, and (b) a fixed monetary amount or a fixed amount of a debt instrument issued by the Company.

Equity classified warrants are recorded in stockholders’ deficit and liability classified warrants are recorded as liabilities within the Consolidated Balance Sheets. The liability classified warrants are remeasured each period with changes recorded in the Consolidated Statements of Operations and Comprehensive Loss.

Foreign Currency Translation

The Company translated the assets and liabilities of foreign subsidiaries from their respective functional currency, the British pound, to United States dollars at the appropriate spot rates as of the balance sheet date. Income and expenses of operations are translated to United States dollars using weighted average exchange rates during the year. The foreign subsidiaries use the local currency as their functional currency. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income in the accompanying consolidated statements of changes in stockholders’ deficit. Non-monetary items in the subsidiaries’ functional currency are re-measured into the reporting currency at the historical exchange rate (i.e., the rate of exchange at the date of the transaction).

2. Revision of Previously Issued Financials

In connection with the preparation of the Company’s financial statements as of and for the year ended December 31, 2023, the Company’s management identified errors in its previously issued unaudited financial statements as of and for the three months ended March 31, 2023 with respect to how certain expenses relating to the Merger were previously expensed and that as part of the Company’s annual audit it was determined that such expenses should have been capitalized and subsequently recorded against equity. The accounting for legal costs was deemed to be specific incremental costs directly attributable to the Merger and concurrent PIPE financing (See Note 3). Management has evaluated this change in accounting, which overstated net loss, additional paid in capital, and accumulated deficit and understated prepaid expense, and concluded it was material to the prior periods, individually and in the aggregate. Therefore, the Company is restating the previously issued unaudited financial statements, and related notes thereto, as of and for the three months ended March 31, 2023.

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The impact of the errors described above on the balance sheets as of March 31, 2023, is as follows (in thousands):

	As of March 31, 2023 (Unaudited)
	As Previously Reported	Adjustment	As Restated
Balance Sheets (in thousands)
Assets
Current assets
Prepaid expenses and other current assets	$-	$493	$493
Total current assets	8	493	501
Total assets	13	493	506
Stockholders’ deficit
Accumulated deficit	(12,929)	493	(12,436)
Total shareholders’ deficit	(12,517)	493	(12,024)
Total liabilities and shareholders’ deficit	$13	$493	$506

The impact of the errors described above on the statements of operations and comprehensive loss for the three months ended March 31, 2023, is as follows (in thousands):

	For the three months ended March 31, 2023 (Unaudited)
	As Previously Reported	Adjustment	As Restated
Statements of Operations and Comprehensive Loss (in thousands)
Operating expenses:
General and administrative expenses	$2,008	$(493)	$1,515
Total operating costs and expenses	2,008	(493)	1,515
Operating loss	(2,008)	493	(1,515)
Net loss	$(2,165)	$493	$(1,672)
Net loss per share attributable to ordinary shareholders – basic and diluted*	$(1,082)	$247	$(835)
Total Comprehensive Loss	$(2,428)	$493	$(1,935)

*	Does not reflect the impact of the Merger on the Company’s capital structure

The impact of the errors described above on the statements of changes in shareholders’ deficit as of March 31, 2023, is as follows (in thousands):

	As of March 31, 2023 (Unaudited)
	As Previously Reported	Adjustment	As Restated
Statements of Changes in Shareholders’ Deficit (in thousands)
Accumulated deficit	$(12,929)	$493	$(12,436)
Total shareholders’ deficit	$(12,517)	$493	$(12,024)

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The impact of the errors described above on the statements of cash flows for the three months ended March 31, 2023, is as follows (in thousands):

	For the three months ended March 31, 2023 (Unaudited)
	As Previously Reported	Adjustment	As Restated
Statements of Cash Flows (in thousands)
Cash flows from operating activities:
Net loss	$(2,165)	493	(1,672)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	$-	(493)	(493)

3. Merger

As discussed in Note 1, “Summary of Significant Accounting Policies,” on September 22, 2023, the Company and MURF completed the Merger. Upon the closing of the Merger, the following occurred:

●	Each share of Old Conduit common stock issued and outstanding immediately prior to the closing of the Merger, which totaled 2,000 shares, was exchanged for the right to receive 32,313.215 shares of the Company’s Common Stock (“Common Stock”) resulting in the issuance of 64,626,430 shares of Conduit Pharmaceuticals, Inc. Common Stock.

●	In addition to the shares issued to legacy Conduit shareholders noted above, an additional 373,570 shares of Common Stock was issued to Conduit convertible note holders, resulting in a total of 65,000,000 shares of Common Stock being issued to Conduit shareholders and holders of Conduit convertible notes payable.

●	In connection with the Merger, 45,000 share of MURF Class A common stock held by the MURF Sponsor was transferred to MURF Directors. Each share was exchanged on a one-for-one basis for shares of Common Stock.

●	Each share of MURF Class A common stock held by the MURF Sponsor prior to the closing of the Merger, which totaled 709,000 shares, was exchanged for, on a one-for-one basis for shares of Common Stock.

●	Each share of MURF common stock subject to possible redemption that was not redeemed prior to the closing of the Merger, which totaled 58,066 shares, was exchanged for, on a one-for-one basis for shares of Common Stock.

●	In connection with the Merger, 3,306,250 shares of MURF Class B common stock held by the Sponsor was automatically converted into shares of MURF Class A common stock and then subsequently converted into shares of Common Stock on a one-for-one basis.

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●	In connection with the Merger, A.G.P./Alliance Global Partners (“A.G.P.”), whom acted as a financial advisor to both MURF and Conduit, was due to receive (i) a cash fee of $6.5 million, 1,300,000 shares of Common Stock and warrants to purchase 54,000 shares of Common Stock at an exercise price of $11.00 per share pursuant to its engagement agreement with Conduit entered into on August 2, 2022 and (ii) $4.6 million of deferred underwriting fees as a result of its engagement for MURF’s initial public offering. Upon closing of the Merger, A.G.P. received a cash payment of $5.6 million, 1,300,000 shares of Common Stock, and 54,000 warrants to purchase 54,000 shares of Common Stock. The remaining $5.7 million of cash payments due to A.G.P upon closing of the Merger was deferred and to be paid on or before March 21, 2025, with annual interest of 5.5%.

●	In connection with the Merger, MURF entered into subscription agreements (the “Subscription Agreements”) with certain accredited investors (the “PIPE Investors”) for an aggregate of 2,000,000 units, with each unit consisting of one share of Company common stock (the “PIPE Shares”), together with one warrant exercisable into one share of Company common stock (the “PIPE Warrants”), at a purchase price of $10.00 per unit, for an aggregate purchase price of $20,000,000 (the “PIPE Financing”). Upon the closing of the PIPE Financing (which closed in connection with the closing of the Merger), the Company received $20.0 million in cash from the PIPE Financing, which was used to settle related party promissory notes issued by MURF to the MURF Sponsor and an affiliate of the MURF Sponsor as well as transaction costs.

●	The proceeds received by the Company from the Merger and PIPE Financing, net of transaction costs, totaled $8.5 million.

The following table presents the total Common Stock outstanding immediately after the closing of the Merger:

Number of Shares
Exchange of MURF common stock subject to possible redemption for Conduit Pharmaceuticals Inc. common stock	58,066
Exchange of MURF Class A common stock held by MURF Directors for Conduit Pharmaceuticals Inc. common stock	45,000
Exchange of MURF Class A common stock held by MURF Sponsor for Conduit Pharmaceuticals Inc. common stock	4,015,250
Subtotal - Merger, net of redemptions	4,118,316
Issuance of Conduit Pharmaceuticals Inc. common stock in connection with PIPE Financing	2,000,000
Exchange of Conduit Pharmaceuticals Limited ordinary shares for Conduit Pharmaceuticals Inc. common stock on the Closing Date	64,626,430
Issuance of Conduit Pharmaceuticals Inc. common stock to holders of Conduit Pharmaceuticals Limited convertible notes on the Closing Date	373,570
Issuance of Conduit Pharmaceuticals Inc. common stock to an advisor for services directly related to the Merger	1,300,000
Total - Conduit Pharmaceuticals Inc. common stock outstanding as a result of the Merger, PIPE Financing, exchange of Conduit Pharmaceuticals Limited shares for shares of Conduit Pharmaceuticals Inc., issuance of Conduit Pharmaceuticals Inc. common stock to holders of Conduit Pharmaceuticals Limited convertible notes, and advisors.	72,418,316

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4. Fair Value

The following table presents as of March 31, 2024 the Company’s liabilities subject to measurement at fair value on a recurring basis (in thousands):

	Fair Value Measurements as of March 31, 2024
	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative warrant Liability	-	123	-	123
Total Liabilities	$-	$123	$-	$123

The following table presents as of December 31, 2023 the Company’s liabilities subject to measurement at fair value on a recurring basis (in thousands):

	Fair Value Measurements as of December 31, 2023
	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative warrant liability	$-	$142	$-	$-
Total Liabilities	$-	$142	$-	$142

The warrants issued to the PIPE Investor and an advisor in connection with the Merger are accounted for as liabilities in accordance with ASC 815-40 and are presented within Warrant liabilities in the consolidated balance sheets. The measurements of the liability classified warrants are classified as Level 2 fair value measurements due to the use of an observable market quote for the Company’s publicly traded warrants, which are considered to be a similar asset in an active market.

The warrant liabilities are calculated by multiplying the quoted market price of the Company’s publicly traded warrants by the number of liability classified warrants.

During the period ended March 31, 2024, there were no transfers between Level 1 and Level 2, nor into or out of Level 3.

5. Balance Sheet Details

Current assets consisted of the following as of March 31, 2024 and December 31, 2023 (in thousands):

	As of March 31,	As of December 31,
	2024	2023

Prepaid directors and officers insurance	$1,000	$1,365
Prepaid Expenses	198	140
Other Current Assets	114	-
Total prepaid expenses and other current assets	$1,312	$1,505

Accrued Expenses and other current liabilities consisted of the following as of March 31, 2024 and December 31, 2023 (in thousands):

	As of March 31,	As of December 31,
	2024	2023
Accrued Professional Fees	$253	$361
Accrued Payroll	-	40
Accrued Interest	166	87
Accrued Expenses	324	113
Total accrued expenses and other current liabilities	$743	$601

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6. Convertible Notes Payable

On May 27, 2021, the Company approved a Master Convertible Loan Note Instrument (the “2021 Convertible Loan Note Instrument”), permitting the Company to issue convertible notes in a maximum aggregate principal amount of up to $1.4 million (£1.0 million). The convertible notes issuable under the 2021 Convertible Loan Note Instrument mature three years after issuance to the respective noteholders and bear 5% interest, only to be paid to the noteholders in the event of a material breach by the Company of the terms of the 2021 Convertible Loan Note Instrument. In the event of a Change of Control (as defined in the 2021 Convertible Loan Note Instrument), the convertible notes issued under the 2021 Convertible Loan Note Instrument automatically convert into common shares of the Company at a conversion price equal to a 20% discount to the price per share paid for the most senior class of shares in respect of such Change of Control. The Company, with consent from the noteholders, may prepay the convertible notes payable issued under the 2021 Convertible Loan Note Instrument without penalty. The convertible notes payable issued under the 2021 Convertible Loan Note Instrument are general, unsecured obligations of the Company.

On November 1, 2022, the Company approved a master Convertible Loan Note Instrument (the “2022 Convertible Loan Note Instrument”), permitting the Company to issue convertible notes payable for a maximum aggregate principal amount of up to $3.3 million (£3.0 million). The convertible notes payable issuable under the 2022 Convertible Loan Note Instrument mature three years after issuance to the respective noteholders and bear 5% interest, only to be paid to the noteholders in the event of a material breach by the Company of the terms of the 2022 Convertible Loan Note Instrument. In the event of a Change of Control (as defined in the 2022 Convertible Loan Note Instrument), the convertible notes payable issued under the 2022 Convertible Loan Note Instrument automatically convert into common shares of the Company at a conversion price equal to a 20% discount to the price per share paid for the most senior class of shares in respect of such Change of Control. The Company, with consent from the noteholders, may prepay the convertible notes payable issued under the 2022 Convertible Loan Note Instrument without penalty. The convertible notes payable issued under the 2022 Convertible Loan Note Instrument are general, unsecured obligations of the Company.

During January and February 2023, under the terms of the 2022 Convertible Loan Note Instrument, the Company issued convertible notes payable with an aggregate principal amount of $0.9 million (£0.8 million) to non-related third parties.

As discussed in Note 15, “Related Party Transactions,” during January and February 2023, under the terms of the 2022 Convertible Loan Note Instrument, the Company issued convertible notes payable with an aggregate principal amount of $0.4 million (£0.3 million ) to the CEO of Corvus.

The Company elected to fair value the convertible notes payable issued under the 2021 and 2022 Convertible Loan Note Instruments. At the end of each reporting period, the Company calculated the fair value of the convertible notes payable, and any changes in fair value are reported in other income (expense), net, in the current period’s unaudited condensed consolidated statements of operations and Comprehensive Loss. There has been no change in fair value from a change in credit quality.

For the three months ended March 31, 2023, the Company recorded a $0.3 million loss from the change in fair value of convertible notes payable in other income (expense), net, in its unaudited condensed consolidated statements of operations and Comprehensive Loss.

On September 22, 2023, as discussed in Note 3, “Merger,” the Company and MURF completed the Merger, at which point all outstanding convertible notes issued under the 2021 and 2022 Convertible Loan Instruments converted into 373,570 shares of Common Stock.

Convertible Promissory Notes Payable

During March 2023, the Company issued a convertible promissory note payable with an aggregate principal amount of $0.8 million to a non-related third party. The note matures and is payable in full 18 months from the date of issuance. The note contains a conversion option which allows the holder of the note to convert the principal, plus any accrued interest at the date of conversion, into shares of CDT common stock at a conversion price of $10. The note carries 20% interest, which is payable every six (6) months from the date of the note until the maturity date. The promissory convertible note payable was not converted at the closing of the Merger and was also not converted as of March 31, 2024. The Company has not elected the fair value option and will account for the promissory convertible note payable as a liability in accordance with ASC 480 on the Company’s balance sheet. The only subsequent measurement impact on a recurring basis until conversion (if conversion occurs) or prepayment (if prepayment occurs) will be to record the accrued interest as a liability and reduce the balances of the Note and its accrued interest for cash payments made against these balances. For the three months ended March 31, 2024 and March 31, 2023, interest on the convertible promissory note totaled forty thousand dollars and forty thousand dollars, respectively.

7. Loans Payable

On May 1, 2022, the Company entered into Loan Agreements (the “Loans”) with two lenders, totaling $0.2 million. The Loans mature two years from the date of the agreement and bear no interest. Each loan was made available to the Company by the lenders in three tranches of (i) $33 thousand (£30 thousand); (ii) $33 thousand (£30 thousand) and (iii) $28 thousand (£25 thousand), totaling $0.2 million. The Loans provided for events of default, including, among others, failure to make payment, bankruptcy and non-compliance with the terms of the Loans. As of March 31, 2024, the Company utilized all three tranches of the first loan and two out of three tranches of the second loan, with total loans payable at March 31, 2024 and December 31, 2023 of $0.2 million and $0.2 million, respectively.

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8. Deferred Commission Payable

As discussed in Note 3, A.G.P was a financial advisor to both the MURF and Old Conduit in connection with the Merger transaction. Upon the completion of the Merger, A.G.P.: (i) received a cash fee of $6.5 million, 1,300,000 shares of Common Stock, and warrants to purchase 54,000 shares of Common Stock at an exercise price of $11.00 per share pursuant to its engagement agreement with Old Conduit entered into on August 2, 2022, and (ii) agreed to defer payment, to be paid in the future under certain circumstances by a date no later than March 21, 2025, of $5.7 million of fees plus annual interest of 5.5% as a result of its engagement for MURF’s IPO. The $5.7 million deferred commissions payable was recorded as a non-current liability on the Company’s unaudited condensed consolidated balance sheet as of March 31, 2024. Accrued interest was recorded as a liability on the Company’s condensed consolidated balance sheet and totaled $0.2 million and $0.1 million as of March 31, 2024 and December 31, 2023.

9. Share Based Compensation

On September 22, 2023, in connection with the Merger, the Company adopted the Conduit Pharmaceuticals Inc. 2023 Stock Incentive Plan (the “2023 Plan”). The 2023 Plan became effective upon the closing of the Merger. The 2023 Plan initially provides for the issuance of up to 11,497,622 shares of Common Stock. Pursuant to the Plan Evergreen Provision, the number of shares of Common Stock available for issuance under the 2023 Plan was increased by 3,691,476 shares of common stock effective January 1, 2024. The number of authorized shares will automatically increase on January 1, 2025 and continuing annually on each anniversary thereof through (and including) January 1, 2033, equal to the lesser of (i) 5% of the Shares outstanding on the last day of the immediately preceding fiscal year and (ii) such smaller number of Shares as determined by the Board or the Committee. The 2023 Plan allows for awards to be issued to employees and non-employee directors in the form of options, stock appreciation rights, restricted stock, restricted stock units, performance stock units, dividend equivalents, other stock-based, or other cash-based awards. As of March 31, 2024, there were 14,042,834 shares of Common Stock available for issuance under the 2023 Plan.

During the quarter ended March 31, 2024 and 2023, there was $0.4 million and nil in stock-based compensation expense recognized within General and Administrative expenses on the consolidated statements of operations and Comprehensive Loss, respectively, related to the RSUs and Stock Options granted since the Merger.

Restricted Stock

In connection with the Merger, as discussed in Notes 1 and 3, and by Unanimous Written Consent of the Board of Directors, the Chief Financial Officer of Conduit Pharmaceuticals, Inc. was granted 74,545 restricted stock units (“RSUs”) on December 1, 2023 at a weighted average grant date fair value of $5.51. The RSUs vest in equal annual installments on the first three anniversaries of the closing of the Merger. No additional RSU’s were granted during the quarter ended March 31, 2024. No RSUs were vested as of March 31, 2024 and December 31, 2023.

As of March 31, 2024 there was $0.4 million of total unrecognized compensation expense related to unvested restricted stock awards, which is expected to be recognized over a weighted average vesting period of 2.5 years.

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Stock Options

The Company estimates the fair value of each option award on the date of grant using the Black-Scholes option-pricing model. The Company then recognizes the grant date fair value of each option as compensation expense ratably using the straight-line attribution method over the service period (generally the vesting period). The Black-Scholes model incorporates the following assumptions:

●	Expected volatility – the Company estimates the volatility of the share price of their peer companies at the date of grant using a “look-back” period which coincides with the expected term, defined below. The Company believes using a “look-back” period which coincides with the expected term is the most appropriate measure for determining expected volatility.
●	Expected term – the Company estimates the expected term using the “simplified” method outlined in SEC Staff Accounting Bulletin No. 107, “Share-Based Payment.”
●	Risk-free interest rate – the Company estimates the risk- free interest rate using the U.S. Treasury Yield curve for periods equal to the expected term of the options in effect at the time of grant.
●	Dividends – the Company uses an expected dividend yield of zero because the Company has not declared nor paid a cash dividend, nor are there any plans to declare a dividend.

The Company did not grant stock options during the three months ended March 31, 2024 or March 31, 2023.

The Company accounts for forfeitures as they occur, which may result in the reversal of compensation costs in subsequent periods as the forfeitures arise.

The following table summarizes stock option activity for the 2023 Plan:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2023	1,071,719	$5.51	8.85	$-
Granted	-	$-	-	$-
Cancelled/forfeited	-	$-	-	$-
Exercised	-	$-	-	$-
Outstanding at March 31, 2024	1,071,719	$5.51	8.61	$-
Exercisable	35,000	$5.51	5.47	$-
Unvested	1,036,719	$5.51	9.27	$-

The aggregate intrinsic value of options is calculated as the difference between the exercise price of the underlying options and the fair value of the Company’s common stock for those options that had exercise prices lower than the fair value of the Company’s common stock. As of March 31, 2024, the total compensation cost related to non-vested option awards not yet recognized was $3.7 million with a weighted average remaining vesting period of 3.1 years.

10. Income Taxes

For the three months ended March 31, 2024, and 2023, the Company’s effective tax rate was 0.0% and 0.0%, respectively, due to the current year tax loss and valuation allowance established against the Company’s net deferred tax assets, and due to operating in a no tax jurisdiction, respectively.

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11. Earnings/(Net Loss) Per Share Attributable to Common Stockholders

The following table presents the calculation of basic and diluted earnings/(net loss) per share attributable to holders of Common Stock (in thousands, except share and per share amounts):

	For the three months ended March 31,
	2024	2023
Numerator:
Net loss - basic	$(3,571)	$(1,672)
Less: Change in fair value and income impact of Cizzle option liability	-	(136)
Net loss - diluted	$(3,571)	$(1,808)
Denominator:
Weighted average common stock outstanding, basic	73,829,536	64,626,430
Add: Cizzle option liability shares	-	395,460
Weighted average shares used in computing net loss per share - diluted	73,829,536	65,021,890
Net loss per share attributable to common shareholders, basic	$(0.05)	$(0.03)
Net income loss per share attributable to common shareholders, diluted	$(0.05)	$(0.03)

Potentially dilutive securities (upon conversion) that were not included in the diluted per share calculations because they would have been anti-dilutive were as follows:

	As of March 31,	As of March 31,
	2024	2023
Equity classified warrants	14,239,000	-
Liability classified warrants	20,054,000	-
Convertible notes payable	-	3,070,000
Stock options	1,071,719	-
Convertible promissory notes payable	80,500	-
Restricted stock units	146,963	-
Antidilutive Securities	35,592,182	3,070,000

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12. Related Party Transactions

Corvus Capital Limited

Corvus Capital Limited (“Corvus”) is a significant investor in the Company through subscribing to 1,000 common shares prior to the closing of the Merger on September 22, 2023. As discussed in Note 3, the shares held by Corvus on the closing date of the Merger were exchanged for shares of Conduit Pharmaceuticals Inc. common stock. The Chief Executive Officer of Corvus is a member of Conduit’s board of directors. In conjunction with the execution of the PIPE Subscription Agreement, Corvus Capital and its affiliates entered into a participation and inducement agreement with the Private Placement Investor whereby Corvus agreed to provide certain payments and economic benefits to such investor in the event Corvus Capital sold or pledged in a debt transaction any of the shares it was receiving in the Business Combination. In certain circumstances, such investor may have a right to cause Corvus Capital to transfer certain of its shares to such investor.

For the period ended March 31, 2024, the Company incurred travel expenses on behalf of the CEO of Corvus of approximately $0.2 million. For the three months ended March 31, 2023, the Company incurred director’s fees and travel expenses payable to the CEO of Corvus $0.3 million. The $0.2 million paid during the three months ended March 31, 2024 was inclusive of an advance of $0.1 million for travel expenses. As of March 31, 2024, approximately $40 thousand was outstanding on the advance.

As of March 31,2024, and December 31, 2023, the Company did not owe the CEO of Corvus any director’s fees as the CEO of Corvus and the Company agreed to cease director’s fees to the CEO of Corvus effective at the closing of the Merger.

As of March 31, 2024 and December 31, 2023, the Company paid fees to an employee of Corvus of approximately $25 thousand and $65 thousand, respectively. Amounts owed to the CEO and employee of Corvus are included in accrued expenses and other current liabilities in the balance sheet.

During January and February 2023, under the terms of the 2022 Convertible Loan Note Instrument, the Company issued convertible notes payable with an aggregate principal amount of $0.4 million (£0.3 million) to the CEO of Corvus. The convertible notes payable mature three years after issuance and bear 5% interest, only to be paid in the event of a material breach by the Company of the terms of the 2022 Convertible Loan Note Instrument. All of the convertible notes payable were converted into Common Stock upon the closing of the Merger at a 20% discount as specified under the terms of the 2021 Convertible Note Loan Instrument and the 2022 Convertible Note Loan Instrument.

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St George Street Capital

St George Street Capital is a significant investor in the Company through subscribing to 147 common shares of Old Conduit, which were exchanged for shares of Common Stock upon the closing of the Merger. Further, the Company has an Exclusive Funding Agreement (as defined below) with St George Street Capital. For the three months ended March 31, 2024 and 2023, the Company did not incur expenses to St George Street Capital. As of March 31, 2024 and December 31, 2023, the Company did not owe any amounts to St George Street Capital.

On March 26, 2021, the Company entered into the Exclusive Funding Agreement (“Funding Agreement”) with St George Street Capital. Under the agreement, the Company has the first exclusive right, but not the obligation, to provide or procure funding for the performance of a drug discovery and/or development project that St George Street wishes to undertake (each a “Project”) in consideration for a share of the Net Revenue, as defined in respect to each Project (each a “Project Option”). St George Street must notify the Company in writing of each Project St George Street wishes to undertake (each a “Project Notice”). Within 90 days of a Project Notice, the Company must notify St George Street in writing whether it wishes to exercise its exclusive right to provide all or some of the funding. Such notice exercising the Project Option will specify the source and amount of the required funding the Company will provide. In the event the Company exercises its Project Option, the parties shall come to agreement for the provision of funding for the Project (each a “Project Funding Agreement”). Within 30 days of the entry into any Project Funding Agreement, a joint commercialization committee will be established to oversee the Project. Upon the receipt of any Net Revenue, as defined, St George Street will first pay the expenses it has incurred, and the remaining Net Revenue will be shared between the parties according to the agreed percentage.

We and St George Street have entered into five project funding agreements, which are subject to the terms of the Global Funding Agreement, to develop certain clinical assets that have been licensed to St George Street by AstraZeneca. The project funding agreements relate to:

●	AZD1656 for use in renal transplant,
●	AZD1656 for use in pre-term labor,
●	AZD1656 for use in Hashimoto’s thyroiditis,
●	AZD1656 for use in uveitis, and
●	AZD5904 for use in idiopathic male infertility.

At present, the Company has not determined whether to fund any of these projects, although its ability to choose to remains at the present time. Subject to the terms of the Global Funding Agreement, and project funding agreements, either we or St George Street may seek funding for projects from third parties.

Pursuant to its terms, the Global Funding Agreement remains effective in respect of each project until the expiration of the right of a party to receive a share of the Net Revenue (as defined in the Global Funding Agreement) pursuant to the Global Funding Agreement. Under certain circumstances, St George Street may terminate a project (i) in the event of a material or persistent breach of the Global Funding Agreement by us, subject to a cure period if the breach is capable of remedy, or (ii) in the event St George Street decides to cease development of a project. If an event of force majeure occurs and continues for a designated period of time, the innocent party may terminate the Global Funding Agreement after a notice period.

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Either party may terminate a project if a voluntary arrangement is proposed or approved or an administration order is made, or a receiver or administrative receiver is appointed of any of the other party’s assets or undertakings or a winding-up resolution or petition is passed (otherwise than for the purpose of solvent reconstruction or amalgamation, in particular with respect to any reorganization of the structure of that party) or if any circumstances arise which entitle a court or a creditor to appoint a receiver, administrative receiver or administrator or make a winding-up order or similar or equivalent action is taken against or by that other party by reason of its insolvency or in consequence of debt. Generally, each project funding agreement may be terminated by us if at any time St George Street ceases the conduct of development or commercialization of the relevant products in accordance with the relevant development plan for a designated period of time, provided that the termination is only effective with respect to the specified project and the Global Funding Agreement continues in effect for all other projects. They may also be terminated by either party upon written notice to other party if the other party materially breaches the project funding agreement and does not fully cure the breach to the non-breaching party’s satisfaction within 90 days.

As of March 31, 2024, the Company has not recognized any net revenue from the Global Funding Agreement or project funding agreements.

Related Party Loan

On August 20, 2022, the Company entered into a loan agreement with St George Street, with a total principal amount of $0.6 million. The loan to St George Street carried no interest, and as such, no interest receivable was recorded. The Company previously recorded a full reserve against the loan as St George Street did not previously have the ability to repay the loan. On September 22, 2023, the related party paid back a significant portion of its outstanding loan and the Company forgave the remaining portion of the loan and the Company recorded the $0.6 million payoff as a gain within general and administrative expense on the consolidated statement of operations and Comprehensive Loss, as it had previously been fully reserved.

13. Other Income (expense), net

The following table presents other income (expense), net, for the three months ended March 31, 2024 and 2023 (in thousands):

	For the three months ended March 31,
	2024	2023
Other income:
Change in fair value of Cizzle option	$-	$136
Gain on change in fair value of warrant	19	-
Interest Income	9	-
Total other income:	28	136
Other expense:
Change in fair value of convertible notes payable	-	280
Interest Expense on Deferred Commission payable	79	-
Interest expense on convertible promissory note payable	40	5
Unrealized foreign currency transaction loss	4	-
Issuance of Warrants for lock up	502	8
Total other expense	625	293
Total other expense, net	$(597)	$(157)

14. Warrants

Upon the closing of the Merger, the Company assumed (i) the warrants initially included in the MURF units issued in MURF’s initial public offering (the “Publicly Traded Warrants”), and (ii) the warrants that were included in the private placement units issued to the Sponsor simultaneously with the closing of MURF’s initial public offering (the “Private Placement Warrants”). In connection with the Merger, the Company also issued warrants to the PIPE Investors (the “PIPE Warrants”) pursuant to the Subscription Agreements and to an advisor (the “A.G.P. Warrants,” and together with the PIPE Warrants, the “Liability Classified Warrants”) pursuant to the Company’s engagement agreement with the advisor.

The Company determined that the settlement amount of the Publicly Traded Warrants and the Private Placement Warrants would equal the difference between the fair value of a fixed number of shares and a fixed monetary amount (or a fixed amount of a debt instrument) and must be classified as equity, while the settlement amount of the Liability Classified Warrants would not equal the difference between the fair value of a fixed number of shares and a fixed monetary amount (or a fixed amount of a debt instrument) and must be classified as a liability.

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On March 20, 2024, the Company issued in a private placement common stock purchase warrants (the “Warrants”) to an unrelated third party to purchase up to an aggregate 260,000 shares of the Company’s common stock, in exchange for entering into a lock-up with respect to the shares of common stock held by such holder (the “Lock-Up Agreement”). The Company recognized at $0.5 million loss on the issuance of the warrants in the period ending March 31, 2024. The Company estimated the fair value of the warrants issued as of March 20, 2024, using a Black-Scholes option-pricing model utilizing the following assumptions:

March 20, 2024
Closing stock price	$3.47
Contractual exercise price	$3.18
Risk-free rate	4.41%
Estimated volatility	78.5%
Time period to expiration	3 Years

Equity Classified Warrants

Pursuant to MURF’s initial public offering, the Company sold 13,225,000 units at a price of $10.00 per unit. Each unit consisted of one share of MURF Class A common stock and one redeemable Publicly Traded Warrant. Each whole Publicly Traded Warrant entitled the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. The warrants are publicly traded on The Nasdaq Capital Market under the trading symbol CDTTW.

Simultaneously with the closing of its initial public offering, MURF consummated the private sale to the Sponsor of 754,000 private placement units at a price of $10.00 per private placement unit. Each private placement unit was comprised of one share of MURF Class A common stock and one Private Placement Warrant. Each Private Placement Warrant was exercisable to purchase one share of MURF Class A common stock at a price of $11.50 per share, subject to adjustment. The private placement units (including the Class A common stock issuable upon exercise of the warrants included in the private placement units) were not transferable, assignable, or saleable until 30 days after the completion of a Merger, subject to certain exceptions.

In connection with the closing of the Merger on September 22, 2023, the Equity Classified Warrants were amended to entitle each holder to purchase one share of the Company’s Common Stock.

The Equity Classified Warrants became exercisable 30 days after the Closing Date of the Merger. The Equity Classified Warrants will expire five years after the Closing Date of the Merger or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Equity Classified Warrant and will have no obligation to settle such exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Equity Classified Warrant will be exercisable and we will not be obligated to issue shares of Common Stock upon exercise unless the Common Stock issuable upon such exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Equity Classified Warrant. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to an Equity Classified Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any Equity Classified Warrant. In the event that a registration statement is not effective for the exercised Equity Classified Warrant, the purchaser of a unit containing such Equity Classified Warrant will have paid the full purchase price for the unit solely for the share of Common Stock underlying such unit.

Conduit may call the Publicly Traded Warrants in whole and not in part, at a price of $0.01 per warrant,

●	upon not less than 30 days’ prior written notice of redemption to each Publicly Traded Warrant holder; and

●

if, and only if, the reported last sale price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the Publicly Traded Warrants become exercisable and ending three business days before we send the notice of redemption to the warrant holders.

If and when the Publicly Traded Warrants become redeemable by Conduit, Conduit may not exercise its redemption right if the issuance of shares of Common Stock upon exercise of the Publicly Traded Warrants is not exempt from registration or qualification under applicable state blue sky laws or Conduit are unable to effect such registration or qualification. Conduit will use its best efforts to register or qualify such shares of Common Stock under the blue sky laws of the state of residence in those states in which the Publicly Traded Warrants were offered by Conduit in the offering.

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If Conduit calls the Publicly Traded Warrants for redemption as described above, Conduit’s management will have the option to require any holder that wishes to exercise its Publicly Traded Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Publicly Traded Warrants on a “cashless basis,” Conduit’s management will consider, among other factors, Conduit’s cash position, the number of Publicly Traded Warrants that are outstanding and the dilutive effect on Conduit stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our Publicly Traded Warrants. If Conduit’s management takes advantage of this option, all holders of Publicly Traded Warrants would pay the exercise price by surrendering their Publicly Traded Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Publicly Traded Warrants, multiplied by the difference between the exercise price of the Publicly Traded Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Publicly Traded Warrants. If Conduit’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Publicly Traded Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Publicly Traded Warrant redemption.

The Private Placement Warrants are identical to the Publicly Traded Warrants, except that such warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by Conduit, in each case so long as they are still held by the Sponsor or its permitted transferees.

As summarized above, the Company has the option to redeem all of the Publicly Traded Warrants at a cash price of $0.01 per warrant during the exercisability period if the Company’s common stock has closed at a trading price above $18.00 for 20 days during a 30 day trading window. Management notes that this option is within the Company’s control, therefore it does not represent an “obligation” and does not create a liability under ASC 480. Management considered the guidance within ASC 815-40-15-7A, noting that an exercise contingency would not preclude permanent equity classification if all of the other equity criteria are met. As all other criteria to be classified as permanent equity are met, the Publicly Traded Warrants are classified as permanent equity on the Consolidated Balance Sheets.

Management assessed the Private Placement Warrants and determined that the warrants are considered to be indexed to the entity’s own stock and met all the criteria for permanent equity classification. As such, the Private Placement Warrants are also classified as permanent equity on the Consolidated Balance Sheets.

The Warrants issued in March 2024 are not exercisable until one year after their date of issuance. Each Warrant is exercisable into one share of the Company’s common stock at a price per share of $3.18 (as adjusted from time to time in accordance with the terms thereof) for a two-year period after the date of exercisability. There is no established public trading market for the Warrants. Notwithstanding the foregoing, the Warrants shall vest, and not be subject to forfeiture, with respect to 25% of such Warrants commencing on the 90th day after the date of the Lock-Up Agreement and 25% on each subsequent 90-day anniversary, in each case vesting only if the holder agrees to continue to have its shares of common stock remain locked up pursuant to the Lock-Up Agreement on such date.

The issuance of the Warrants was made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated thereunder.

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Liability Classified Warrants

As discussed in Note 3, 2,000,000 warrants were issued to the PIPE Investors as of the closing of the Merger pursuant to subscription agreements. The warrants provide the PIPE Investors the right to purchase up to 2,000,000 shares of Common Stock at an exercise price of $11.50. Additionally, on the Closing Date of the Merger, the Company issued 54,000 warrants to A.G.P. (the “A.G.P. Warrants”) for services provided directly related to the Merger. The warrants provide AGP the right to purchase up to 54,000 shares of Common Stock at an exercise price of $11.00 per share.

The warrants issued to the PIPE Investors and the advisor (collectively the “Liability Classified Warrants”) contain materially the same terms and are exercisable for a period of five years, beginning on October 22, 2023.

The PIPE Warrants are exercisable for cash or on a cashless basis, at the holder’s option. The PIPE Warrants are not redeemable by the Company.

The A.G.P. Warrants are exercisable for cash or on a cashless basis, at the holder’s option. The Company may call the A.G.P. Warrants for redemption, in whole and not in part, at any time after the A.G.P. Warrants become exercisable and prior to their expiration, at a price of $0.01 per A.G.P. Warrant,

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder;

●	if, and only if, the reported last sale price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, recapitalizations and other similar events) for any 20 trading days within a 30 trading day period commencing once the A.G.P. Warrants become exercisable and ending three business days before we send the notice of redemption to the warrant holders; and

●	provided there is a current registration statement in effect with respect to the shares of Common Stock underlying the A.G.P. Warrants for each day in the 30 trading day period and continuing each thereafter until the redemption date.

If the Company calls the A.G.P. Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its A.G.P. Warrant to do so on a “cashless basis.” If our management takes advantage of this option, holders of A.G.P. Warrants would pay the exercise price by surrendering their A.G.P. Warrants for that number of shares of Common Stock as calculated pursuant to the A.G.P. Warrant. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of an A.G.P. Warrant redemption.

The Liability Classified Warrants are classified as derivative liabilities because they do not meet the criteria in ASC 815-40 to be considered indexed to the entity’s own stock as the warrants could be settled for an amount that is not equal to the difference between the fair value of a fixed number of the entity’s shares and a fixed monetary amount. The Liability Classified Warrants are initially measured at fair value based on the price of the Publicly Traded Warrants and are remeasured at fair value at subsequent financial reporting period end dates and upon exercise (see Note 6 for additional information regarding fair value).

As March 31, 2024 and December 31, 2023, the consolidated balance sheets contained derivative warrant liabilities of $0.1 million and $0.1 million, respectively.

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15. Commitments and Contingencies

Legal Proceedings

The Company is subject to certain claims and contingent liabilities that arise in the normal course of business. While we do not expect that the ultimate resolution of any of these pending actions will have a material effect on our consolidated results of operations, financial position or cash flows, litigation is subject to inherent uncertainties. As such, there can be no assurance that any pending legal action, which we currently believe to be immaterial, does not become material in the future.

In August 2023, prior to the Business Combination, our now wholly-owned subsidiary, Conduit Pharmaceuticals Limited, received a letter from Strand Hanson Limited (“Strand”) claiming it was owed advisory fees pursuant to a previously executed letter. Conduit rejected and disputed the substance of the letter in full. Following such rejection, on September 7, 2023, Strand filed a claim in the Business and Property Courts of England and Wales claiming it is entitled to be paid the sum of $2 million and, as a result of the completion of the Business Combination, to be issued 6.5 million shares of common stock. The potential contingency is not considered probable or reasonable estimable as of the financial statement issuance date and no loss contingency accruals have been incurred in the accompanying financial statements. We intend to vigorously defend against these claims. Regardless of its outcome, the litigation may impact our business due to, among other things, defense legal cost and the diversion of the attention of our management.

Leases

On March 7, 2024, the Company entered into a lease agreement with respect to approximately 2,100 square feet of space in Cambridge, England, for a lease term commencing in March 2024 and ending in January 2027. The Company recorded a right-of-use asset of $0.4 million and corresponding lease liability of $0.3 million, using an incremental borrowing rate of 11.23%. The Company classified $0.1 million of the lease liability as short-term and $0.2 million of the lease liability as long-term as of March 31, 2024.

Indirect Investment Regarding AZD 1656

On June 3, 2020, the Company entered into an agreement with SGSC for an indirect investment in AZD 1656. Under the terms of the agreement, SGSC agreed to pay the Company a royalty of 30% of sales in excess of $24.5 million (£19.2 million) of AZD 1656 should it reach the commercialization stage and generate revenue in exchange for the Company funding SGSC’s research and development efforts. As of March 31, 2024 and March 31, 2023, the Company did not provide funding to SGSC.

16. Subsequent Events

In April 2024, the Company issued in a private placement common stock purchase warrants (the “Warrants”) to multiple parties to purchase up to an aggregate 1,447,725 shares of the Company’s common stock, in exchange for entering into a lock-up, one (1) year for all Warrants, with respect to the shares of common stock held by such holder (the “Lock-Up Agreement”) and $0.125 per warrant. 907,725 of the total Warrants issued were issued to directors, related parties and management of the Company.

The Warrants are not exercisable until one year after their date of issuance. Each Warrant is exercisable into one share of the Company’s common stock at a price per share of $3.12 (as adjusted from time to time in accordance with the terms thereof) for a two-year period after the date of exercisability. There is no established public trading market for the Warrants.

The issuance of the Warrants was made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated thereunder.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and the related notes included under Part I, Item 1 of this Quarterly Report on Form 10-Q (this “Quarterly Report”) as well as the Company’s audited financial statements and notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 2023 that was filed with the SEC on April 16, 2024. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. The following discussion contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors” or in other parts of this Quarterly Report. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. Conduit Pharmaceuticals Limited entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Murphy Canyon Acquisition Corp. (“MURF”) on November 8, 2022. The transaction contemplated by the terms of the Merger Agreement was completed on September 22, 2023, in conjunction with which MURF changed its name to Conduit Pharmaceuticals Inc. (hereafter referred to, collectively with is subsidiaries as “Conduit”, the “Company”, “we”, “us” or “our”, unless the context otherwise requires). All dollar amounts are expressed in thousands of United States dollars (“$”), unless otherwise indicated.

Overview

Conduit has developed a unique business model that allows it to act as a “conduit” to bring clinical assets from pharmaceutical companies and develop new treatments for patients. Our novel approach addresses unmet medical need and lengthens the intellectual property for our existing assets through cutting-edge solid-form technology and then commercialize these products with life science companies.

We are led by highly experienced pharma executives, Dr. Freda Lewis-Hall, former Chief Medical Officer of Pfizer Inc., the Chair of our Board of Directors, and Dr. David Tapolczay, former Chief Executive Officer of the United Kingdom-based medical research charity LifeArc, our Chief Executive Officer.

While simultaneously leveraging the capabilities of our Cambridge laboratory facility and highly experienced team of solid-form experts to extend or develop proprietary solid-form intellectual property for our existing and future clinical assets. Our own intellectual property portfolio comprises a 20-year patent pending solid-form compound, the AZD1656 Cocrystal (a HK-4 Glucokinase Activator), targeting a wide range of autoimmune diseases. Our pipeline research includes a number of compounds that serve as promising alternatives to existing clinical assets currently marketed and sold by large pharmaceutical companies, which we have identified as having an opportunity to develop further intellectual property positions through solid-form technology.

In connection with the funding and development of clinical assets, we evaluate and select the specific molecules to be developed and collaborate with external CROs and KOLs to run clinical trials that are managed, funded, and overseen by us. We intend to leverage our comprehensive clinical and scientific expertise in order to facilitate development of clinical assets through Phase II trials in an efficient manner by using CROs and third-party service providers. We will also collaborate closely with disease specific KOLs to collectively assess and determine the most appropriate indications for all our current and forthcoming assets.

We believe that successful Phase II trials of the clinical assets in our pipeline will increase the value of our assets. There is no assurance that any clinical trials on the assets owned or licensed by us will be successful, however, following a successful Phase II clinical trial, we would look to licensing opportunities with large biotech or pharmaceutical companies, typically for up-front milestone payments and royalty income streams for the life of the asset patent. We anticipate using any future royalty income stream to develop our asset portfolio in combination with other potential sources of financing, including debt or equity financing.

Outside of our proprietary owned patented clinical assets, we have an exclusive relationship and partnership with St George Street, a biomedical charity based in the United Kingdom. We have the option to fund 100% of the development of clinical assets that were initially licensed to St George Street by AstraZeneca. There may be additional opportunities for us to partner with St George Street to fund the development of additional clinical assets in the future, licensed from Astra Zeneca.

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AstraZeneca has conducted initial pre-clinical and, in some instances, clinical trials on these assets, but has decided to license them for further development.

In addition to our patent pending solid-form compound targeting a wide range of autoimmune diseases, two assets which were licensed from AstraZeneca to St George Street that is expected to be developed by us include AZD5904 (a Myeloperoxidase Inhibitor) targeting idiopathic male infertility and AZD1656 (a Glucokinase Activator) targeting autoimmune diseases or immunodeficient conditions including uveitis, premature labor, renal transplant rejection, and Hashimoto’s thyroiditis.

As the clinical assets have undergone initial pre-clinical and clinical testing conducted by AstraZeneca, we are able to use the safety data generated in these clinical trials to assess which clinical assets to further develop and for which indications.

Through this relationship, there are considerable APIs that were manufactured by AstraZeneca in conducting its clinical trials available. As a result, Conduit may not have to develop the APIs, which is often a time consuming and expensive process, and the APIs already produced were subject to rigorous quality control measures.

Furthermore, Conduit is well positioned, and intends, to pursue additional relationships and/or partnerships with third parties for the licensing of further assets which are currently deprioritized. We plan to focus our efforts on developing clinical assets to address diseases that impact a large population where there is no present treatment or the present treatment, carries significant unwanted side effects.

Key Component of Result of Operations

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred in connection with the research and development of our candidates and programs. We expense research and development costs and intangible assets acquired that have no alternative future use as incurred. These expenses include:

●	personnel-related expenses, including salaries, bonuses, benefits and stock-based compensation for employees engaged in research and development functions;

●	expenses incurred in connection with the clinical development and regulatory approval of our clinical assets, including under agreements with third parties, such as consultants, contractors and CROs;

●	license fees with no alternative use; and

●	other expenses related to research and development.

We expense research and development costs as incurred. Advance payments that we make for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. The prepaid amounts are expensed as the benefits are consumed.

We incurred approximately $128,000 on research and development activities during the three months ended March 31, 2024. There was no comparable research and development funding during the three months ended March 31, 2023. Our research and development activities have been wholly focused on developing co-crystals of AZD1656 to increase patent life. Some of this work was completed by third-party CROs but all intellectual property is retained by us. We currently have one pending international patent application and two pending national patent applications. The successful completion of clinical trials increases the value of clinical assets and may lead to the commercialization and/or licensing of such assets to other pharmaceutical companies. There is no assurance that any clinical trials on the assets owned or licensed by us will be successful.

General and Administrative Expenses

General and administrative expenses consist of salaries and other related costs, legal fees relating to intellectual property and corporate matters, professional fees for accounting, auditing, tax and consulting services, insurance costs, travel, and other operating costs.

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We anticipate that our general and administrative expenses will increase substantially for the foreseeable future as we increase our administrative headcount to operate as a public company and as we advance clinical assets through clinical development. We also will incur additional expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and the Nasdaq listing rules, additional insurance expenses, investor relations activities and other administrative and professional services. In addition, if regulatory approval is obtained for clinical assets, we expect to incur expenses associated with building a sales and marketing team.

Other Income (Expenses)

Other income (expenses), net

Other income (expense), net consists of change in the fair value of options, change in fair value of convertible notes, and expense incurred upon the issuance of warrants during the quarter. Other income (expense), net consists of change in the fair value of options, change in fair value of convertible notes, and expense incurred upon the issuance of warrants during the quarter.

Interest expense, net

Interest expense, net consists primarily of interest expense on convertible loan notes and promissory notes and interest expense on deferred commissions payable to an advisor for fees related to the Merger, as well as a small amount of interest income on cash and cash equivalents held by the Company.

Results of Operations

The following table set forth our results of operations for the periods indicated:

	Three Months ended March 31,
(In thousands, except share and per share amounts)	2024	2023
Operating expenses:
Research and development expenses	$128	$-
General and administrative expenses	2,827	1,515
Total operating costs and expenses	2,955	1,515
Operating loss	(2,955)	(1,515)
Other income (expenses):
Other income (expense), net	(487)	(157)
Interest Income	9	-
Interest expense, net	(119)	-
Total other (expense) income, net	(597)	(157)
Net loss	$(3,552)	$(1,672)

Comparison of the Three Months Ended March 31, 2024 and 2023

Research and Development Expenses

	Three Months ended March 31,		Change
(Dollar amounts in thousands)	2024	2023	Amount	%
Research and development expenses	$128	$-	$128	100%

Research and development expenses increased by $0.1 million, or 100%, for the three months ended March 31, 2024, as compared to nil for the three months ended March 31, 2023. The increase was primarily due to the development of certain co-crystals of AZD1656 (AZD1656 Co-Crystal PCT/IB2022/00075 - Patent Expires 02/09/2042) during the quarter ended March 31, 2024. We will seek to develop the AZD1656 Co-Crystal in psoriasis, Crohn’s disease, lupus, sarcoidosis, diabetic wound healing, idiopathic pulmonary fibrosis, and nonalcoholic steatohepatitis (NASH). There was no comparative activity during the three months ended March 31, 2023.

General and Administrative Expenses

	Three Months ended March 31,		Change
(Dollar amounts in thousands)	2024	2023	Amount	%
General and administrative expenses	$2,827	$1,515	$1,312	87%

General and administrative expenses increased by $1.3 million, or 87%, to $2.7 million for the three months ended March 31, 2024, as compared to $1.5 million for the three months ended March 31, 2023. The increase was primarily driven by a $0.9 million increase in salaries and stock compensation expense and $0.5 million increase in insurance related the amortization of D&O insurance, partially offset by $0.2 million decrease in professional fees.

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Other Income (Expense), Net

	Three Months ended March 31,		Change
(Dollar amounts in thousands)	2024	2023	Amount	%
Other income (expense), net	$(487)	$(157)	$330	210%

Other income (expense), net changed by $0.3 million, or 210%, to $0.5 million of expense for the three months ended March 31, 2024, as compared to $0.2 million of net expense for the three months ended March 31, 2023. The increase was primarily driven by an increase of $0.5 million related to the issuance of warrants during the three months ended March 31, 2024. The $0.2 million expense in for the three months ended March 31, 2023 was primarily driven by a $0.3 million change in fair value on the convertible notes payable, partially offset by a gain of $0.1 million on the change in fair value of the Cizzle option.

For further details refer to Note 13, “Other income (expense), net,” in the unaudited financial statements as of March 31, 2024 and March 31, 2023 included elsewhere in this Quarterly Report.

Interest Expense, Net

	Three Months ended March 31,		Change
(Dollar amounts in thousands)	2024	2024	Amount	%
Interest expense, net	$(119)	$-	$(119)	-100%

Interest expense was $0.1 million for the three months ended March 31, 2024 compared to nil for the three months ended March 31, 2023. The change was driven by $79 thousand of interest expense on the deferred commission payable to an advisor for fees related to the Merger and $40 thousand of interest expense for interest on convertible notes for the three months ended March 31, 2024.

Liquidity and Capital Resources

Management assesses liquidity in terms of our ability to generate cash to fund operating, investing and financing activities. Since our inception, and in line with our growth strategy, we have prepared our financial statements assuming we will continue as a going concern. Since our inception, we have incurred net losses and experienced negative cash flows from operations. To date, our primary sources of capital have been through private placements of equity securities and convertible debt as well as PIPE financing as a result of the Merger. During the three months ended March 31, 2024 and 2023, we had net losses of $3.6 million and $1.7 million, respectively. We expect to incur additional losses and higher operating expenses for the foreseeable future as we continue to invest in research and development programs. We have determined that additional financing will be required to fund our operations for the next 12 months and our ability to continue as a going concern is dependent upon obtaining additional capital and financing.

Sources and Uses of Liquidity

Our primary uses of cash are to fund our operations as we continue to grow our business. We will require a significant amount of cash for expenditures as we invest in ongoing research and development and business operations. Until such time as we can generate significant revenue from commercialization of our product, we expect to finance our cash needs for ongoing research and development and business operations through public or private equity or debt financings or other capital sources, including strategic partnerships. However, we may be unable to raise additional funds or enter into such other arrangements, when needed, on favorable terms or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be, or could be, diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, or substantially reduce research and development efforts. While the Company believes in the viability of its ability to raise additional funds, there can be no assurances to that effect. These matters raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the date the financial statements are issued. These financial statements have been prepared assuming the Company will continue as a going concern and do not include adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

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Cash Requirements

Our material cash requirements include the following contractual and other obligations.

Promissory Convertible Note

In March 2023, we issued an aggregate principal amount of $0.8 million convertible promissory note payable to an investor.

The promissory convertible note matures and is payable in full, 18 months from the date of the note. The note carries 20% interest and is payable every six months from the date of the note until the maturity date. The note is subject to conversion of Conduit’s common stock following the consummation of the Merger taking place prior to the maturity date of the promissory convertible note.

Loans Payable

In May 2022, we entered into two loan agreements, with an aggregate principal amount of $0.2 million, with two lenders.

The loans payable mature and is payable in full two years from the date of the agreement and bear no interest.

For additional information regarding our convertible promissory note, see Note 7 of the note to the unaudited financial statements.

Working Capital

We currently anticipate that cash required for working capital for the next 12 months is approximately $14.4 million, which includes deferred financing fees payable of $5.7 million, accrued expenses and other current liabilities of $0.9 million, a convertible promissory note, if not converted prior to maturity, of $0.8 million, income taxes payable of $0.1 million and a note payable of $0.2 million that matures within the next 12 months. We do not anticipate being able to fund required capital expenditures for the next 12 months with cash and cash equivalents on hand as we have a history of limited cash on hand. We have historically been able to access funds through the issuance of our convertible notes and believe we can continue to obtain funding through debt and equity financing agreements as needed to meet cash requirements for the next 12 months.

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Cash Flows

The following table set forth our cash flows for the period indicated (in thousands):

	Three Months ended March 31,
	2024	2023
Net cash (used in) provided by:
Operating Activities	$(2,357)	$(1,970)
Investing Activities	-	(243)
Financing Activities	-	2,220
Effect of exchange rate changes on cash and cash equivalents	(27)	1
Net (decrease) increase in cash and cash equivalents	$(2,384)	$8

Cash Flows Used in Operating Activities

Net cash used in operating activities for the three months ended March 31, 2024, was $2.4 million, resulting primarily from a net loss of $3.6 million, adjusted for non-cash items including a $0.4 million of stock-based compensation, a $0.4 million of amortization expense, a $0.5 million expense on the issuance of warrants and a $0.1 million interest expense of the deferred commission payable. The $0.2 million cash outflow from operating assets and liabilities is primarily due to a $0.1 cash inflow from accrued expense and other current liabilities due to differences in the timing of disbursements and a $0.2 million cash outflow from prepaid expenses.

Net cash used in operating activities for the three months ended March 31, 2023, was $1.9 million, resulting primarily from a net loss of $1.7 million, adjusted for non-cash charges of $0.3 million for a loss on the change in fair value of convertible notes payable, a $0.2 million loss change in reserve on a related party loan, and a $0.1 million loss on the change in fair value of the Cizzle option. The $0.7 million cash outflow from operating assets and liabilities is primarily due to a $0.2 cash outflow from accrued expense and other current liabilities due to differences in the timing of disbursements and a $0.4 million cash outflow from prepaid expenses due to capitalized costs incurred in connection with the Company’s Merger.

Cash Flows (Used) Provided by Investing Activities

There was no cash flow from investing activities for the three months ended March 31, 2024.

Net cash used in investing activities for the three months ended March 31, 2023, was $0.3 million, resulting from the issuance of a loan to a related party.

Cash Flows Provided by Financing Activities

There was no cash flow from financing activities for the three months ended March 31, 2024.

Net cash provided by financing activities for the three months ended March 31, 2023, was $2.2 million, resulting from the issuance of a convertible note payable of $1.4 million, and $0.7 million from the issuance of a convertible promissory note payable.

Contractual Obligations and Other Commitments

As of March 31, 2024, we had no non-cancellable commitments for the purchase of clinical materials, contract manufacturing, maintenance and committed funding which we expect to pay within one year.

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Critical Accounting Estimates

The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates, judgments and assumptions that affect the amounts reported in the Consolidated Financial Statements. These estimates, judgments and assumptions are evaluated on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe are reasonable at that time, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from those estimates. The accounting policies that reflect our more significant estimates, judgments and assumptions and which we believe are the most critical to aid in fully understanding and evaluating our reported financial results include the following:

Going Concern

The accompanying Consolidated Financial Statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The accompanying Consolidated Financial Statements do not reflect any adjustments that might result if we are unable to continue as a going concern. In connection with the preparation of the Consolidated Financial Statements for the three months ended March 31, 2024 and year ended December 31, 2023, we conducted an evaluation as to whether there were conditions and events, considered in the aggregate, which raised substantial doubt as to our ability to continue as a going concern within one year after the date of the issuance of such financial statements, and concluded that substantial doubt existed as to our ability to continue as a going concern as further discussed in Note 1 in the notes to the Consolidated Financial Statements of this Quarterly Report.

Under ASC 205-40, the receipt of potential funding from future partnerships, equity or debt issuances, potential achievement of milestones from customer agreements and reductions in workforce cannot be considered probable at this time because these plans are not entirely within our control and/or have not been approved by our board of directors as of the date of issuance of the Consolidated Financial Statements.

Our expectation to generate operating losses and negative operating cash flows in the future and the need for additional funding to support our planned operations, raise substantial doubt regarding our ability to continue as a going concern. Our plans to alleviate the conditions that raise substantial doubt include reduced spending, and the pursuit of additional capital. We have concluded the likelihood that our plan to successfully obtain sufficient funding from one or more of these sources, or adequately reduce expenditures, while possible, is less than probable. We believe that the accounting estimates described below involve a significant degree of judgment and complexity. Accordingly, we believe these are the most critical to aid in fully understanding and evaluating our financial condition and results of operations.

Fair Value Measurements

Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Fair value is to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. In determining fair value, the Company used various valuation approaches. A fair value hierarchy has been established for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company.

Unobservable inputs reflect the Company’s assumption about the inputs that market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The fair value hierarchy is categorized into three levels, based on the inputs, as follows:

●	Level 1-Valuations based on quoted prices for identical instruments in active markets. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these instruments does not entail a significant degree of judgment.

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●	Level 2- Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for either similar instruments in active markets, identical or similar instruments in markets that are not active, or model-derived valuations whose inputs or significant value drivers are observable or can be corroborated by observable market data.

●	Level 3-Valuations based on inputs that are unobservable. These valuations require significant judgment.

The Company’s Level 1 assets consist of cash and cash equivalents in the accompanying balance sheets and the value of accrued expenses and other current liabilities approximate fair value due to the short-term nature of these assets and liabilities.

As of March 31, 2024, the Company has one financial liability, a warrant liability for which the fair value is determined based on Level 2 inputs as such inputs are based on observable inputs other than quoted prices.

The warrant liability is valued using a Black-Scholes model, with the most judgmental non-observable input being the volatility measure. Changes in the assumptions around the volatility can cause significant changes in the estimated fair value of the warrant liability. See Note 4 for further information on the Company’s financial liabilities carried at fair value.

Emerging Growth Company Status and Smaller Reporting Company Status

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that: (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Upon closing of the Merger, the surviving company remained an emerging growth company, as defined by the Jumpstart Our Business Startups act of 2012, until the earliest of (i) the last day of the combined entity’s first fiscal year following the fifth anniversary of the completion of MURF’s initial public offering, (ii) the last day of the fiscal year in which the combined entity has total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which the combined entity is deemed to be a large accelerated filer, which means the market value of the combined entity’s common stock that is held by non-affiliates exceeds $700.0 million as of the prior December 31st or (iv) the date on which the combined entity has issued more than $1.0 billion in non-convertible debt securities during the prior three year period.

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In addition, Conduit is a smaller reporting company as defined in the Exchange Act. The Company may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) Conduit’s voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter or (ii) Conduit’s annual revenue is less than $100.0 million during the most recently completed fiscal year and its voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of its second fiscal quarter.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

As a smaller reporting company, we are not required to provide disclosure regarding quantitative and qualitative market risk.

Item 4. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in our Exchange Act reports is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

Under the supervision and with the participation of our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our disclosure controls and procedures as of the end of the fiscal quarter ended March 31, 2024 and for the comparison fiscal quarter ended March 31, 2023, as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act. Based on this evaluation, our principal executive officer and principal financial officer concluded that during the periods covered by this Quarterly Report, our disclosure controls and procedures were not effective, due to material weaknesses previously identified and not yet remediated as of the end of both such periods.

Changes in Internal Control over Financial Reporting

There have been no changes to in our internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) during the most recent fiscal quarter.

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PART II - OTHER INFORMATION

Item 1. Legal Proceedings.

Other than as set forth below, we are not currently party to or aware of being subject to any material legal proceedings. However, we may from time to time become a party to various legal proceedings arising in the ordinary course of our business, which could have a material adverse effect on our business, financial condition, or results of operations. Regardless of outcome, litigation could impact our business due to defense and settlement costs, diversion of management resources and other factors.

In August 2023, prior to the Merger, our now wholly-owned subsidiary, Conduit Pharmaceuticals Limited, received a letter from Strand claiming it was owed advisory fees pursuant to a previously executed letter. Conduit rejected and disputes the substance of the letter in full. Following such rejection, on September 7, 2023, Strand filed a claim in the Business and Property Courts of England and Wales claiming it is entitled to be paid the sum of $2 million and, as a result of the completion of the Merger, to be issued 6.5 million shares of common stock. We intend to vigorously defend against these claims. Regardless of its outcome, the litigation may impact our business due to, among other things, defense legal costs and the diversion of the attention of our management.

Item 1A. Risk Factors.

There are no material changes from the risk factors previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 16, 2024.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

On March 20, 2024, the Company issued in a private placement common stock purchase warrants (the “Warrants”) to an unrelated third party to purchase up to an aggregate 260,000 shares of the Company’s common stock, in exchange for entering into a lock-up with respect to the shares of common stock held by such holder (the “Lock-Up Agreement”).

The Warrants are not exercisable until one year after their date of issuance. Each Warrant is exercisable into one share of the Company’s common stock at a price per share of $3.18 (as adjusted from time to time in accordance with the terms thereof) for a two-year period after the date of exercisability. There is no established public trading market for the Warrants. Notwithstanding the foregoing, the Warrants shall vest, and not be subject to forfeiture, with respect to 25% of such Warrants commencing on the 90th day after the date of the Lock-Up Agreement and 25% on each subsequent 90-day anniversary, in each case vesting only if the holder agrees to continue to have its shares of common stock remain locked up pursuant to the Lock-Up Agreement on such date.

On April 22, 2024, the Company issued in a private placement common stock purchase warrants (the “April Warrants”) to third parties, including certain directors, to purchase up to an aggregate of 907,725 shares of the Company’s common stock, in exchange for entering into a lock-up with respect to the shares of common stock held by such holder (the “Lock-Up Agreement”) and for such directors, $0.125 per warrant.

The April Warrants are not exercisable until one year after their date of issuance. Each April Warrant is exercisable into one share of the Company’s common stock at a price per share of $3.12 (as adjusted from time to time in accordance with the terms thereof) for a two-year period after the date of exercisability. There is no established public trading market for the April Warrants.

The issuance of the Warrants and the April Warrants was made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated thereunder.

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Mine Safety Disclosures.

Not applicable.

Item 5. Other Information.

Resignations and Appointments

On May 10, 2024, Adam Sragovicz informed the Board of Directors of his intention to resign as Chief Financial Officer of the Company. In connection with his resignation, Mr. Sragovicz agreed to continue in his current role, with the same responsibilities and obligations as he previously had, through the day after the filing of this Quarterly Report on Form 10-Q, so that his resignation will become effective on May 15, 2024. Mr. Sragovicz’s resignation was not due to any disagreement with management or the Company’s operations, policies or practices.

The Company entered into a separation agreement with Mr. Sragovicz on May 12, 2024, which provides for continued payment of his base salary, and subsidized health insurance premiums, for a period of four months after the effective date of his resignation.  In exchange for these benefits, Mr. Sragovicz has signed a mutual release of claims, agreed to a mutual non-disparagement covenant, and re-affirmed certain confidentiality, non-solicitation and post-departure cooperation covenants.

The foregoing description of the separation agreement is qualified in its entirety by reference to the full text of the agreement, which is attached as Exhibit 10.1 to this Quarterly Report on Form 10-Q and is hereby incorporated herein by reference.

The Company will conduct its search for a successor Chief Financial Officer.  Effective as of the date of Mr. Sragovicz’s departure, the Board appointed James Bligh, Senior Vice President – Strategy, as Interim Chief Financial Officer (and principal financial officer).

Mr. Bligh will continue to serve as Senior Vice President – Strategy and a member of the Board while acting as Interim Chief Financial Officer.  Mr. Bligh has not entered into, and no amendments were made to, any material compensation plans, contracts or arrangements in connection with his appointment, although the Board of Directors will assess this determination.

Mr. Bligh, age 37, was a co-founder of Conduit and has served as Senior Vice President – Strategy and a member of the Board since September 22, 2023. The information required by Items 401(b), (d), and (e) and Item 404(a) of Regulation S-K regarding Mr. Bligh was previously reported in the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2024, and is incorporated by reference herein. In addition, Mr. Bligh has previously acted in the role of financial officer and has served on various boards and audit related committees throughout the earlier part of his career. There is no arrangement or understanding between Mr. Bligh and any other person pursuant to which he was selected as an officer of the Company and there are no family relationships between Mr. Bligh and any of the Company’s directors or executive officers.

In addition, on May 12, 2024, Ms. McNealey announced her resignation, due to personal reasons, as a member of the Board of Directors of the Company and from all committees on which she served, effective as of May 13, 2024. Ms. McNealey’s resignation was not due to any disagreement with management or the Company’s operations, policies or practices.

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Item 6. Exhibits

The following exhibits are filed as part of, or incorporated by reference into, this Quarterly Report on Form 10-Q.

EXHIBIT INDEX2

Exhibit	Description
2.1	Agreement and Plan of Merger Agreement dated as of November 8, 2022, by and among Murphy Canyon Acquisition Corp., Conduit Merger Sub, Inc. and Conduit Pharmaceuticals Limited (filed as Annex A-1 to the Registrant’s Proxy Statement/Prospectus filed on August 11, 2023, and incorporated herein by reference).
2.2	Amendment to Agreement and Plan of Merger dated as of January 27, 2023, by and among Murphy Canyon Acquisition Corp., Conduit Merger Sub, Inc. and Conduit Pharmaceuticals Limited (filed as Annex A-2 to the Registrant’s Proxy Statement/Prospectus filed on August 11, 2023, and incorporated herein by reference).
2.3	Second Amendment to Agreement and Plan of Merger dated as of May 11, 2023, by and among Murphy Canyon Acquisition Corp., Conduit Merger Sub, Inc. and Conduit Pharmaceuticals Limited (filed as Annex A-3 to the Registrant’s Proxy Statement/Prospectus filed on August 11, 2023, and incorporated herein by reference).
3.1	Second Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on September 29, 2023, and incorporated herein by reference).
3.2	Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on September 29, 2023, and incorporated herein by reference).
10.1*	Separation Agreement, dated May 12, 2024, between Mr. Sragovicz and Conduit Pharmaceuticals Inc.
31.1*	Certification of Principal Executive Officer pursuant to Securities Exchange Act Rules 13a-14(a) and 15(d)-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certification of Principal Financial Officer pursuant to Securities Exchange Act Rules 13a-14(a) and 15(d)-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1§	Certification of Principal Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2§	Certification of Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.INS*	Inline XBRL Instance Document.
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.SCH*	Inline XBRL Taxonomy Extension Schema Document.
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	Inline XBRL Taxonomy Extension Labels Linkbase Document.
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Filed herewith.
§	In accordance with Item 601(b)(32)(ii) of Regulation S-K and SEC Release Nos. 33-8238 and 34-47986, Final Rule: Management’s Reports on Internal Control Over Financial Reporting and Certification of Disclosure in Exchange Act Periodic Reports, the certifications furnished in Exhibits 32.1 and 32.2 hereto is deemed to accompany this Quarterly Report on Form 10-Q and will not be deemed “filed” for purposes of Section 18 of the Exchange Act. Such certification will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the registrant specifically incorporates it by reference.

2 Note to draft – We will review exhibits and see which, if any, exhibits will be removed once the document is substantially complete. We believe all exhibits 2-10 will be removed and will assess if need to add any.

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SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CONDUIT PHARMACEUTICALS INC

May 14, 2024	By:	/s/ Dr. David Tapolczay
	Name:	Dr. David Tapolczay
	Title:	Chief Executive Officer
(Principal Executive Officer)

May 14, 2024	By:	/s/ Adam Sragovicz
	Name:	Adam Sragovicz
	Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)

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Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into as of May 12, 2024 (the “Effective Date”), by and between Adam Sragovicz (“Executive”) and Conduit Pharmaceuticals Inc. (the “Company”). The Company and Executive are sometimes collectively referred to herein as the “Parties” and individually as a “Party”.

1. Separation.

(a) Transition Period. Executive shall continue to serve as a full-time employee of the Company from the Effective Date through May 15, 2024 (the “Separation Date”) at his base salary level in effect as of the Effective Date and shall conscientiously and in good faith transition his duties as Chief Financial Officer of the Company as directed by the Chief Executive Officer. Without limiting the foregoing, Executive specifically agrees to oversee and assist with the preparation and filing of the Company’s Form 10-Q for the first quarter of 2024 (and Executive agrees to sign all certifications and other documents required therein as the Principal Financial Officer).

(b) Separation. Effective as of the Separation Date, Executive hereby voluntarily resigns as an employee and an officer of the Company and its affiliates. Executive agrees to sign the Letter of Resignation attached as Exhibit A to this Agreement as of the Separation Date. As used in this Agreement, the term “affiliate” shall mean any entity directly or indirectly controlled by, controlling, or under common control with, the Company.

2. Payments and Benefits.

(a) Accrued Benefits. All Company-provided benefits shall cease to accrue as of the Separation Date. The Company shall issue Executive’s final paycheck on the Separation Date, and such final paycheck shall include accrued but unpaid PTO. In addition, the Company, within 30 calendar days after the Separation Date, shall reimburse Executive for any and all reasonable business expenses actually incurred by Executive in connection with the performance of his duties prior to the Separation Date in accordance with applicable Company policies, which expenses shall be submitted by Executive to the Company with supporting receipts and/or documentation no later than 15 calendar days after the Separation Date. To the extent applicable, Executive will be entitled to continued medical benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and additional information concerning such benefits will be provided to Executive under separate cover following the Separation Date.

(b) Separation Benefits. In consideration of, and subject to and conditioned upon Executive’s (i) satisfactory performance of his responsibilities and obligations as set forth under Section 1 of this Agreement, (ii) execution and non-revocation of the General Release of Claims attached as Exhibit B to this Agreement (the “Release”) within 21 calendar days following the Separation Date, and the effectiveness of such Release as provided in Section 3 of this Agreement, and (iii) compliance with his obligations as set forth in Section 4 below, the Company shall pay to Executive $138,971.17, which represents the sum of (i) four months of Executive’s annual base salary (i.e., $133,333.33, in the aggregate), plus (ii) four months of Executive’s health insurance stipend (i.e., $5,637.84, in the aggregate), which sum shall be payable in regular installments, less applicable tax withholdings, in accordance with the Company’s normal payroll practices over the 4-month period commencing on the Separation Date (the “Severance Period”) per the following terms: (x) the installments shall commence to be paid on the first payroll date that occurs after the Release is received by the Company and becomes effective and irrevocable in accordance with its terms, (y) the first installment shall include as a lump sum all payments (without interest) that accrued from the Separation Date until such first payroll date, and (z) the remaining installments shall be paid as otherwise scheduled for the Severance Period.

(c) Full Payment. Executive acknowledges that the payments and arrangements contained in this Agreement (including the Accrued Benefits set forth in Section 2(a) above) shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and its affiliates and his termination therefrom. For the avoidance of doubt, Executive shall not be entitled to an annual bonus for the 2023 or 2024 fiscal years.

3. Release of Claims. Executive agrees that, as a condition to Executive’s right to receive the payments and benefits set forth in Section 2(b) of this Agreement, within 21 calendar days following the Separation Date (the “Release Period”), Executive shall execute and deliver the Release to the Company. If Executive fails to execute and deliver the Release to the Company during the Release Period, or if the Release is revoked by Executive or otherwise does not become effective and irrevocable in accordance with its terms, then Executive will receive only the accrued benefits under Section 2(a) of this Agreement and will not be entitled to any other payment or benefit under Section 2(b) of this Agreement.

4. Effect on Other Agreements.

(a) Restrictive Covenants. Executive specifically acknowledges and agrees that he remains obligated to comply with the provisions of (i) the Proprietary Information and Inventions Assignment Agreement between the Company and Executive, and (ii) Sections 10 (Deemed Resignations), 11 (Cooperation with Company), 12 (Non-Interference), and 13 (Reasonableness of Terms) of the Employment Offer Letter between Executive and the Company (the “Employment Agreement”), which provisions shall continue to apply, in accordance with their terms and as if set forth herein, on and after the Separation Date notwithstanding Executive’s termination of employment and release of claims.

(b) Severance. Executive hereby expressly and irrevocably waives any and all claims and rights that he may have to receive severance benefits under the Employment Agreement, including, without limitation, the benefits set forth in Section 4(b) of the Employment Agreement, and agrees that such compensation and benefits are not contractually due and owing by virtue of his voluntary resignation.

(c) Restricted Stock Units. Each equity award granted by the Company to Executive under the Conduit Pharmaceuticals Inc. 2023 Stock Incentive Plan, as may be amended from time to time (the “Plan”), including without limitation, the restricted stock unit award covering 74,545 shares that was granted to Executive under the Plan on December 1, 2023, automatically shall be forfeited as of the Separation Date, in its entirety, for no consideration and without further action or notice, and Executive shall cease to have any rights under each such award.

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(d) Mutual Non-Disparagement. Commencing on the Effective Date and at all times thereafter, Executive shall not, in any manner, directly or indirectly, make any oral or written statement to any person that disparages or places the Company, its affiliates, or any of their respective officers, employees, shareholders, investors, partners, directors, business relationships, members, managers or advisors in a false or negative light; provided, however, that nothing in this Agreement shall restrict Executive from making any truthful statement as required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof). Commencing on the Effective Date and at all times thereafter, the Company shall not, and shall direct its affiliates and its senior executive officers and directors to refrain from, making in any manner, directly or indirectly, any oral or written statement to any person that disparages or places Executive in a false or negative light, including in any official statement, press release or public announcement; provided, however, that nothing in this Agreement shall restrict the Company or its senior executive officers and directors from making any truthful statement as required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof).

5. Miscellaneous.

(a) Withholding. The Company or its affiliates, as applicable, may withhold from any amounts payable or benefits provided under this Agreement such federal, state, local, foreign or other taxes as will be required to be withheld pursuant to any applicable law or regulation (or require Executive to make arrangements satisfactory to the Company for the payment of such required withholding taxes).

(b) Successors. This Agreement is personal to Executive and without the prior written consent of the Company will not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Executive’s surviving spouse, heirs and legal representatives. This Agreement will inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns.

(c) Final and Entire Agreement; Amendment; Waiver. This Agreement, together with the Exhibits and the other documents referenced herein, represents the final and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the Parties hereto and/or their respective counsel with respect to the subject matter hereof. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Agreement. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

(d) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts-of-law principles. Any action or proceeding by either Party to enforce this Agreement shall be brought only in any state or federal court located in San Diego County, California. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

(e) Notices. All notices and other communications hereunder will be in writing and will be given by hand delivery or via e-mail to the other Party, or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows: (i) if to Executive: at Executive’s most recent address on the records of the Company; and (ii) if to the Company: Conduit Pharmaceuticals Inc., 4995 Murphy Canyon Road, Suite 300, San Diego, CA 92123, Attn: Chairperson of the Board of Directors (flewishall@gmail.com); or to such other address as either Party will have furnished to the other in writing in accordance herewith. Notice and communications will be effective on the date of delivery if delivered by hand or e-mail, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by registered or certified mail.

(f) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which will be deemed an original, but all of which taken together will constitute one original instrument.

(Signatures are on the following page)

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IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement as of the date first above written.

CONDUIT PHARMACEUTICALS INC.

/s/ Dr. David Tapolczay
By:	Dr. David Tapolczay
Its:	Chief Executive Officer

EXECUTIVE

/s/ Adam Sragovicz
Adam Sragovicz

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EXHIBIT A

Letter of Resignation

May 12, 2024

Conduit Pharmaceuticals Inc.
4995 Murphy Canyon Road, Suite 300
San Diego, CA 92123

Attn: Chairperson of the Board of Directors

Effective as of May 15, 2024, I hereby resign (i) from any and all positions held by me as an officer, including as Chief Financial Officer, of Conduit Pharmaceuticals Inc. (the “Company”), and (ii) from any and all positions held by me as an officer, manager or director of any subsidiaries or affiliates of the Company.

Sincerely,

/s/ Adam Sragovicz
Adam Sragovicz

EXHIBIT B
GENERAL RELEASE OF CLAIMS

This General Release of Claims (this “Release”) is made and entered into as of this ___ day of May 2024, by and between Conduit Pharmaceuticals Inc. (the “Company”) and Adam Sragovicz (“Executive”). In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Executive, intending to be legally bound, hereto agree as follows:

1. Employment Status. Executive’s employment with the Company and its affiliates terminated effective as of May 15, 2024 (the “Separation Date”). Executive and Company acknowledge and agree that, upon the effectiveness of this Release and the satisfaction of the Company’s applicable obligations pursuant to the terms of the Separation Agreement (as defined below), Executive has been fully compensated for all wages for work performed on behalf of the Company through the Separation Date.

2. Payments and Benefits. Upon the effectiveness of the terms set forth herein, the Company shall provide Executive with the benefits set forth in Section 2(b) of the Separation Agreement between Executive and the Company dated May 12, 2024 (the “Separation Agreement”).

3. No Liability. This Release does not constitute an admission by the Company, or any of its parents, subsidiaries, affiliates, divisions, officers, directors, partners, agents, or employees, or by Executive, of any unlawful acts or of any violation of federal, state or local laws.

4. Release by Executive.

(a) In General. In consideration of the payments and benefits set forth in Section 2 above, Executive for himself, his heirs, administrators, representatives, executors, successors and assigns does hereby irrevocably and unconditionally release, acquit and forever discharge the Company and each of its parents, subsidiaries, affiliates, divisions, successors, and assigns (the “Company Group”), and each of their respective officers, directors, partners, agents, attorneys, insurers, administrators, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (together with the Company Group, collectively the “Releasees”), and each of them, from any and all claims, demands, actions, causes of action, costs, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Releasees relating to or arising out of Executive’s employment or separation from employment with the Company Group, from the beginning of time and up to and including the date Executive executes this Release. This Release includes, without limitation, (i) law or equity claims; (ii) contract (express or implied) or tort claims; (iii) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, intentional infliction of emotional distress, fraud, public policy, contract or tort, and implied covenant of good faith and fair dealing; (iv) claims arising under any federal, state, or local laws, rules or regulations of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (the “ADEA”), the National Labor Relations Act, Executive Order 11246, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1966, the Equal Pay Act of 1962, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Genetic Information Non-discrimination Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Post-Civil War Civil Rights Act (42 U.S.C. §§1981-1988), or any other foreign, federal, state or local law or judicial decision), (v) claims arising under the Employee Retirement Income Security Act (excluding claims for amounts that are vested benefits or that Executive is otherwise entitled to receive under any employee benefit plan of the Company or any of its affiliates in accordance with the terms of such plan and applicable law), (vi) any claims arising under California law, including the California Fair Employment and Housing Act (FEHA), the California Labor Code, the California Constitution, the California Family Rights Act, or any other foreign, federal, state or local law or judicial decision; and (vii) any other statutory or common law claims related to Executive’s employment with the Company Group or the separation of Executive’s employment with the Company Group.

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Without limiting the foregoing Section, Executive represents that Executive understands that this Release specifically releases and waives any claims of age discrimination, known or unknown, that Executive may have against the Releasees as of the date Executive signs this Release. This Release specifically includes a waiver of rights and claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act. Executive acknowledges that as of the date Executive signs this Release, Executive may have certain rights or claims under the Age Discrimination in Employment Act, 29 U.S.C. § 626 and Executive voluntarily relinquishes any such rights or claims by signing this Release.

However, this Release excludes, and Executive does not waive, release, or discharge (A) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, or other similar federal or state administrative agencies, although Executive waives any right to monetary relief related to any filed charge or administrative complaint; (B) any right to report allegations of unlawful conduct, including criminal conduct and unlawful employment practices, to federal, state, or local authorities; and (C) any right to make claims under the applicable state workers’ compensation or unemployment insurance law, or any other claims that cannot be waived by law; (D) indemnification rights Executive has against the Company Group (including under any governing documents of the Company or its affiliates) or claims under D&O insurance; (E) any right to file an unfair labor practice charge under the National Labor Relations Act; (F) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements; and (G) any rights under the Separation Agreement.

(b) Waiver of California Civil Code Section 1542. This Release is intended to be effective as a general release of and bar to all claims as stated in this Section 4. Accordingly, Executive specifically waives all rights under California Civil Code Section 1542, which states:

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“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Executive acknowledges that Executive may later discover claims or facts in addition to or different from those which Executive now knows or believes to exist with regards to the subject matter of this Release, and which, if known or suspected at the time of executing this Release, may have materially affected its terms. Nevertheless, Executive waives any and all claims that might arise as a result of such different or additional claims or facts.

5. Release by the Company. In consideration for receiving Executive’s release hereunder, the Company, on behalf of itself and the other members of the Company Group, and each of them, does hereby irrevocably and unconditionally release, acquit and forever discharge Executive from any and all claims, demands, actions, causes of action, costs, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which the Company Group has, had, or may ever have against Executive relating to or arising out of Executive’s employment or separation from employment with the Company Group, from the beginning of time and up to and including the date the Company executes this Release. This Release includes, without limitation, claims based on the Employment Agreement, Executive’s employment with the Company and any of its affiliates, and any services provided by Executive to the Company and any of its affiliates, and including, but not limited to, claims under federal, state or local laws, statutes or ordinances, including any claim of tort or contract, or common law claims thereunder.

This Release is intended to be effective as a general release of and bar to all claims as stated in this Section 5. Accordingly, the Company Group specifically waives all rights under California Civil Code Section 1542, which states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Notwithstanding the foregoing provisions of this Section 5, nothing herein shall release Executive from (i) any act that constitutes a criminal act under any Federal, state or local law committed or perpetuated by Executive during the course of Executive’s employment with the Company Group prior to the execution date of this Release (including any criminal act of fraud, material misappropriation of funds or embezzlement, or any other criminal action); (ii) any act of fraud, willful misconduct or breach of fiduciary duty committed by Executive in connection with his employment with the Company Group prior to the execution date of this Release; or (iii) Executive’s continuing obligations under the Separation Agreement, including the provisions of Section 4 thereof.

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6. Covenant Not to Sue; Bar.

(a) Executive agrees never to sue any Releasees or cause any Releasees to be sued regarding any matter within the scope of the above release. If Executive violates this Release by suing any Releasees or causing any Releasees to be sued, Executive shall continue to be bound by the release obligations of this Release and shall pay all costs and expenses of defending against the suit incurred by the Releasees, including reasonable attorneys’ fees, unless paying such costs and expenses is prohibited by law. The Company Group further agrees never to sue Executive or cause Executive to be sued regarding any matter within the scope of the above release. If the Company Group violates this Release by suing Executive or causing the Executive to be sued, the Company Group shall continue to be bound by the release obligations of this Release and shall pay all costs and expenses of defending against the suit incurred by the Executive, including reasonable attorneys’ fees, unless paying such costs and expenses is prohibited by law.

(b) Executive and the Company acknowledge and agree that if he or it should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the other party with respect to any cause, matter or thing which is the subject of the releases under Sections 4, 5 and 9 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable party may recover from the other party all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

7. Right to Engage in Protected Activity. Nothing in this Release is intended or shall be construed to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or any state or local human rights commission in connection with any claim for discrimination, harassment, retaliation or wrongful termination that Executive believes he may have against any of the Releasees. By executing this Release, however, Executive hereby waives his right to recover any remuneration, damages, compensation or relief of any type whatsoever from the Releasees in any proceeding that Executive may bring before the EEOC or any similar state or local commission, or in any proceeding brought on Executive’s behalf by the EEOC or any similar state or local commission. Moreover, nothing in this Release prohibits Executive from discussing or disclosing allegations relating to sexual harassment or sexual assault, or from discussing terms and conditions of employment or otherwise engaging in activity protected by Section 7 of the National Labor Relations Act.

8. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts-of-law principles. Any action or proceeding by the Company Group to enforce this Release shall be brought only in any state or federal court located in San Diego County, California. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

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9. Acknowledgments. Executive further expressly acknowledges and agrees that: (a) this Release is part of an agreement between Executive and Company and it has been written so that Executive understands it; (b) this Release specifically refers to rights or claims under the ADEA; (c) in return for this Release, Executive will receive consideration beyond that which he was already entitled to receive before entering into this Release; (d) he is hereby advised in writing by this Release to consult with an attorney before signing this Release; (e) he was informed that he had a period of up to 21 calendar days within which to consider this Release, and that changes (whether material or otherwise) to this Release will not restart the 21-day period; (f) he knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Release including, without limitation, the waiver, release, and covenants contained in it; (g) nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; (h) he has a period of seven (7) days following the execution of this Release during which he may revoke this Release by delivering written notice to the Company in accordance with Section 5(e) of the Separation Agreement, and this Release shall not become effective or enforceable until such revocation period has expired; and (i) he understands that if he revokes this Release, it will be null and void in its entirety, and he will not be entitled to any payments or benefits provided in this Release, including without limitation those under Section 2 above.

10. Miscellaneous. This Release, along with the Separation Agreement and the other documents referenced therein, is the complete understanding between Executive and the Company in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary with the prior written consent of the Company and Executive to permit this Release to be upheld and enforced to the maximum extent permitted by law.

11. Counterparts. This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original.

(Signatures are on the following page)

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IN WITNESS WHEREOF, the Parties have caused this Release to be executed as of the date first written above.

CONDUIT PHARMACEUTICALS INC.

[Form – do not sign until after Separation Date]

By:
Its:

EXECUTIVE

[Form – do not sign until after Separation Date]

Adam Sragovicz

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Exhibit 31.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

I, David Tapolczay, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Conduit Pharmaceuticals Inc. (the Registrant);

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The Registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under my supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiary, is made known to me by others within those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused internal control over financial reporting to be designed under my supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the Registrant’s disclosure controls and procedures and presented in this report my conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	Disclosed in this report any change in the Registrant’s internal control over financial reporting that occurred during the Registrant’s most recent fiscal quarter (the Registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant’s internal control over financial reporting; and

5.	The Registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant’s auditors and the audit committee of the Registrant’s board of directors (or persons performing the equivalent function):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant’s internal control over financial reporting.

/s/ Dr. David Tapolczay
Dr. David Tapolczay
Chief Executive Officer (Principal Executive Officer)

May 14, 2024

Exhibit 31.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER

I, Adam Sragovicz, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Conduit Pharmaceuticals Inc. (the Registrant);

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The Registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Registrant and we have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiary, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the Registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	Disclosed in this report any change in the Registrant’s internal control over financial reporting that occurred during the Registrant’s most recent fiscal quarter (the Registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant’s internal control over financial reporting; and

5.	The Registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant’s auditors and the audit committee of the Registrant’s board of directors (or persons performing the equivalent function):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant’s internal control over financial reporting.

/s/ Adam Sragovicz
Adam Sragovicz
Chief Financial Officer (Principal Financial Officer)

May 14, 2024

Exhibit 32.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350

In connection with the accompanying Quarterly Report on Form 10-Q of Conduit Pharmaceuticals Inc. for the period ended March 31, 2024, I, Dr. David Tapolczay, Chief Executive Officer of Conduit Pharmaceuticals Inc., hereby certify pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, to my knowledge, that:

(1)	Such Quarterly Report on Form 10-Q of Conduit Pharmaceuticals Inc. for the period ended March 31, 2024, fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in such Quarterly Report on Form 10-Q of Conduit Pharmaceuticals Inc. for the period ended March 31, 2024, fairly presents, in all material respects, the financial condition and results of operations of Conduit Pharmaceuticals Inc.

/s/ Dr. David Tapolczay
Dr. David Tapolczay
Chief Executive Officer (Principal Executive Officer)

May 14, 2024

A signed original of the certification required by Section 906 has been provided to Conduit Pharmaceuticals Inc. and will be retained by Conduit Pharmaceuticals Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

Exhibit 32.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350

In connection with the accompanying Quarterly Report on Form 10-Q of Conduit Pharmaceuticals Inc. for the period ended March 31, 2024, I, Adam Sragovicz, Chief Financial Officer of Conduit Pharmaceuticals Inc., hereby certify pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, to my knowledge, that:

(1)	Such Quarterly Report on Form 10-Q of Conduit Pharmaceuticals Inc. for the period ended March 31, 2024, fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in such Quarterly Report on Form 10-Q of Conduit Pharmaceuticals Inc. for the period ended March 31, 2024, fairly presents, in all material respects, the financial condition and results of operations of Conduit Pharmaceuticals Inc.

/s/ Adam Sragovicz
Adam Sragovicz
Chief Financial Officer (Principal Financial Officer)

May 14, 2024

A signed original of the certification required by Section 906 has been provided to Conduit Pharmaceuticals Inc. and will be retained by Conduit Pharmaceuticals Inc. and furnished to the Securities and Exchange Commission or its staff upon request.